Exhibit 1.1

MASTER REPURCHASE AGREEMENT

Dated as of November 20, 2012

PENNYMAC CORP.,
the Seller,

MORGAN STANLEY BANK, N.A.,
the Buyer

and

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
the Agent

i

Representations and Warranties	41

Legal Name	41
Existence	41
Financial Condition	41
Litigation	41
No Breach	42
Action	42
Approvals	42
Margin Regulations	43
Taxes	43
Investment Company Act	43
Purchased Items; Security	43
Chief Executive Office/Jurisdiction of Organization	44
Location of Books and Records	44
Hedging	44
True and Complete Disclosure	44
Tangible Net Worth	44
ERISA	44
Delivery of Mortgage Loans	45
Subsidiaries	45
Regulatory Status	45
Takeout Commitments; Takeout Assignments	45
Identification of Servicer(s)	45
Solvency	45
Massachusetts Subprime Loans, Nevada Subprime Loans and Loans Subject to Consent or Other Orders	46
Licenses	46
True Sales	46
No Burdensome Restrictions	46
Origination and Acquisition of Mortgage Loans	46
No Broker	47
FHA/VA/RHS	47
Seller’s Internal Mortgage Tracking System	47
Servicer Approvals; Compliance with Guidelines	47
Fannie Mae/Freddie Mac	47
Servicing	47

Covenants of the Seller	48

Financial Statements	48
Litigation	51
Existence, etc.	51
Prohibition of Fundamental Changes	52
Margin Deficiency	52
Notices	52
Interest Rate Protection Agreements	53

	Reports	53
7.09	Underwriting Guidelines	53
	Transactions with Affiliates	54
	Limitation on Liens	54
	Limitation on Guarantees	54
	Limitation on Distributions	54
	Maintenance of Tangible Net Worth	54
	Maintenance of Ratio of Total Indebtedness to Tangible Net Worth and Non-Agency Indebtedness to Tangible Net Worth	55
	Maintenance of Profitability	55
	Servicer; Servicing File	55
	Maintenance of Liquidity	55
	Required Filings	55
	No Adverse Selection	55
	Massachusetts Subprime Loans, Nevada Subprime Loans and Loans subject to Consent or Other Orders	55
	Remittance of Prepayments	56
	Agency Approvals	56
	Takeout Commitments; Takeout Assignments	56
	Maintenance of Property; Insurance	56
	MERS Designated Mortgage Loans	56
	Loan Purchase Agreements	56
	Reserved	57
	Power of Attorney	57
	Quality Control	57
	Maintenance of Papers, Records and Files	57
	Taxes, Etc.	58
	Delivery of Servicing Rights and Servicing Records	58
	MERS	58
	Maintenance of Financial Covenants, Reporting Requirements and Other Provisions	59
	FHA/VA/RHS Loans	59

	Events of Default	59

	Remedies Upon Default	64

	No Duty of The Buyer	65

	Reserved	65

	The Agent	65

	Appointment	65
	Duties of Agent	65
	Delegation of Duties	66
	Exculpatory Provisions	66

Reliance by Agent	66
Notices	67
Non Reliance by Buyer	67
Indemnification	67
Successor Agent	68

Miscellaneous	68

Delay Not Waiver; Remedies Are Cumulative	68
Notices	69
Use of Employee Plan Assets	69
Indemnification and Expenses	69
Waiver of Redemption and Deficiency Rights	71
Reimbursement	71
Termination	71
Severability	71
Amendments and Waivers	71
Assignments and Participations	72
Successors and Assigns	73
Survival	73
Captions	73
Counterparts	73
Governing Law; Repurchase Agreement Constitutes Security Agreement	73
Captions	73
Electronic Signatures	73
Submission To Jurisdiction; Waivers	73
WAIVER OF JURY TRIAL	74
Acknowledgments	74
Hypothecation or Pledge of Purchased Items	74
Servicing	75
Periodic Due Diligence Review	77
Ratings	78
Set-Off	78
Single Agreement	78
Intent	78
Confidentiality	79
Entire Agreement	80

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Eligible Mortgage Loans
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Subsidiaries
SCHEDULE 4	Previous Names, Assumed Names or Trade Names used by the Seller
SCHEDULE 5	Lockbox Agreements
SCHEDULE 6	Cooperative Mortgage Loan Documents
SCHEDULE 7	[Reserved]
SCHEDULE 8	List of Responsible Officers
SCHEDULE 9	Excluded States

EXHIBITS

EXHIBIT A	Form of Custodial Agreement
EXHIBIT B	Form of Opinion of Counsel to the Seller
EXHIBIT C	Form of Transaction Request
EXHIBIT D	Form of Warehouse Lender’s Release Letter
EXHIBIT E	Underwriting Guidelines
EXHIBIT F	Form of Blocked Account Agreement
EXHIBIT G	Form of Servicer Notice and Agreement
EXHIBIT H	Form of Takeout Assignment
EXHIBIT I	Form of Confirmation
EXHIBIT J	Form of Assignment and Acceptance
EXHIBIT K	Form of Takeout Proceeds Identification Letter
EXHIBIT L	List of Approved Takeout Investors
EXHIBIT M	Form of Officer’s Certificate
EXHIBIT N	Form of Compliance Certificate

v

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of November 20, 2012 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Repurchase Agreement”), by and between PENNYMAC CORP., a Delaware corporation (the “Seller”), MORGAN STANLEY BANK, N.A., a national banking association (the “Buyer”) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as agent for the Buyer (together with any successor agent appointed from time to time in accordance with the terms of Section 12.09, the “Agent”) .

RECITALS

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction,” and, unless otherwise agreed in writing, shall be governed by this Agreement.

Section 1.                                           Definitions and Accounting Matters.

1.01                        Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Accepted Servicing Practices” shall mean with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FHA Regulations, VA Regulations, RHS, Ginnie Mae, Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the applicable FHA, VA, RHS, Ginnie Mae, Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing the Seller or the Seller’s designee provides to mortgage loans which it owns in its own portfolio.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that for the purposes of this Repurchase Agreement, the term “Affiliate” shall be limited to PennyMac Mortgage Investment Trust and its wholly-owned Subsidiaries.

“Agency” shall mean Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA, RHS and any other government mortgage loan program acceptable to the Buyer (or the Agent on the Buyer’s behalf) or any successors thereto.

“Agency Approvals” shall mean approval by the applicable Agencies as an approved issuer in good standing, as more particularly defined in Section 6.07(b) hereof.

“Agency Guide” shall mean, with respect to Fannie Mae securities and Fannie Mae eligible Mortgage Loans, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, with respect to Freddie Mac securities and Freddie Mac eligible Mortgage Loans, the Freddie Mac Sellers’ and Servicers’ Guide; and with respect to any other Agency, the relevant guide or guidelines or regulations, in each case including all exhibits thereto, as such guide may be amended, supplemented or otherwise modified from time to time.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Pricing Spread” shall mean, for each Type of Eligible Mortgage Loan, the applicable pricing spread set forth in the Pricing Side Letter.

“Applicable Purchase Rate” shall mean, for each Type of Eligible Mortgage Loan, the applicable purchase rate set forth in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 13.10(a) hereof.

“Assignment of Mortgage” means, with respect to any mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related mortgaged property is located to reflect the assignment and pledge of the mortgage.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended.

“Blocked Account” shall mean the account identified in the Blocked Account Agreement.

“Blocked Account Agreement” shall mean the collection account control agreement to be entered into by the Buyer, the Agent, the Seller and City National Bank in form and substance acceptable to the Buyer to be entered into with respect to the Blocked Account as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning provided in the introductory paragraph hereto.

“Calculation Period” shall mean, with respect to any Transaction, (a) initially, the period commencing on the related Purchase Date to but excluding the first Repurchase Date to occur after that Purchase Date; and (b) thereafter, each period commencing on a Payment Date to but excluding the next Repurchase Date.  Notwithstanding the foregoing, no Calculation Period may end after the Termination Date.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean, (a) with respect to the Seller or the Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding Equity Interests of the Seller or the Guarantor if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding Equity Interests, or (b) the owners of the Equity Interests in the Seller as of the Effective Date cease to own more than fifty percent (50%) of such Equity Interests.  For purposes of this definition, “Equity Interests” means, with respect to the Seller, all shares, interests, participations or other equivalents in the equity of the Seller, including common stock, preferred stock, warrants, membership interests, partnership interests, limited partnership interests, convertible debentures, other debt securities which include voting rights in the Seller referred to, and any and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to the Buyer and the Agent (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of the Seller.  Unless the Agent notifies the Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by the Seller shall be deemed satisfactory; provided, that the Agent shall instruct the Custodian that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to the Seller that such Closing Agent is unsatisfactory, and provided, further, that the Recognized Value shall be deemed to be zero with respect to each Mortgage Loan, for so long as such Mortgage Loan is a Wet-Ink Mortgage Loan, as to which the proceeds of such Mortgage Loan were wired to a Closing Agent with respect to which the Agent has notified the Seller at any time (both before and after the related Purchase Date without regard to the five (5) Business Day period referenced above) that such Closing Agent is not satisfactory.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Fee” shall have the meaning provided in Section 3.04 hereof.

“Commitment Fee Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Compliance Certificate” shall have the meaning set forth in Section 7.01 hereof.

“Confirmation” shall mean, with respect to any Transaction, a confirmation of such Transaction, substantially in the form attached hereto as Exhibit I, as may be modified by the Buyer (or the Agent on behalf of the Buyer).

“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” shall mean a Mortgage Loan that is secured by a first lien on a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Mortgage Loan Documents” shall mean the documents listed on Schedule 5 attached hereto.

“Cooperative Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Mortgage Loan.

“Cooperative Project” shall mean all real property owned by a Cooperative Corporation in the State of New York including the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean a specific unit in a Cooperative Project.

“Custodial Agreement” shall mean the Custodial and Disbursement Agreement, dated as of the date hereof, among the Seller, the Custodian, the Disbursement Agent, the Agent and the Buyer, substantially in the form of Exhibit A hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, as disbursement agent under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Buyer (or the Agent on behalf of the Buyer) of any or all of the reviews permitted under Section 13.23 hereof with respect to any or all of the Purchased Loans, as desired by the Buyer and the Agent from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 hereof shall have been satisfied.

“Electronic Agent” shall mean Merscorp Holdings, Inc., as electronic agent under the Electronic Tracking Agreement, and its successors and permitted assigns thereunder.

“Electronic Tracking Agreement” shall mean the Electronic Tracking Agreement, dated as of November 20, 2012, among the Seller, the Buyer, the Agent, the Electronic Agent and MERS, as the same shall be amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loans” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Seller or the Guarantor is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Seller or the Guarantor is a member.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall have the meaning specified in the Custodial Agreement.

“Exception Report” shall mean the portion of the Mortgage Loan Schedule and Exception Report detailing Exceptions in respect of each Mortgage Loan.

“Excess Proceeds” shall have the meaning provided in Section 2.05(d) hereof.

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Buyer from three federal funds brokers of recognized standing selected by it.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as servicer and mortgagee of record pursuant to FHA Regulations.

“FHA Insurance Contract” shall mean the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

“FHA Loan” shall mean a Mortgage Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, Circulars, Notices and Mortgagee Letters.

“FHA §203(k) Loan” shall mean a closed-end first lien FHA Loan with the following characteristics:

(a)                                 a portion of the proceeds of which will be used for the purpose of rehabilitating or repairing the related single family property;

(b)                                 which satisfies the definition of “rehabilitation loan” under 24 C.F.R. 203.50(a); and

(c)                                  the payment of which is insured by the FHA under the National Housing Act or with respect to which a current binding and enforceable commitment for such insurance has been issued by the FHA.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, accounting board or authority having jurisdiction over the Seller, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by the Buyer.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean PennyMac Mortgage Investment Trust, its successors and permitted assigns.

“Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Buyer, as such agreement may be amended or modified from time to time in accordance with its terms.

“HARP Loan” shall mean a mortgage loan which has been refinanced pursuant to the Home Affordable Refinance Program guidelines issued by the Federal Housing Finance Authority and conforms to the most recently published underwriting and eligibility criteria of Fannie Mae or Freddie Mac, in addition to the Buyer’s published guidelines for such mortgage loans, as determined by Buyer in its sole discretion.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) indebtedness of general partnerships of which such Person is a general partner.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities and the value of any owned or purchased mortgage servicing rights).

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Purchased Loans, any short sale of US Treasury Securities, futures contract, mortgage related security, eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Seller and an Affiliate of the Buyer, and acceptable to the Buyer and the Agent.

“LIBOR Base Rate” shall mean, with respect to each day any Transaction is outstanding, the rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page as one-month LIBOR on such date (and if such date is not a Business Day, the rate quoted as one-month LIBOR on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Buyer is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of the Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the aggregate Purchase Price of all Transactions outstanding on such day.

“LIBOR Rate” shall mean with respect to each day during each Calculation Period pertaining to a LIBOR Transaction, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

               LIBOR Base Rate
1.00 — LIBOR Rate Reserve Percentage

“LIBOR Rate Reserve Percentage” shall mean, for any Calculation Period pertaining to a LIBOR Transaction, the reserve percentage applicable two Business Days before the first day of such Calculation Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR

Transactions is determined) having a term comparable to such Calculation Period.  As of the Effective Date, the LIBOR Rate Reserve Percentage shall be deemed to be zero.

“LIBOR Transaction” shall mean a Transaction with respect to which the related Pricing Rate is determined by reference to the LIBOR Rate.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” shall mean with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan Guaranty Certificate” shall mean, with respect to any VA Loan, the physical or electronic certificate evidencing the VA Loan Guaranty Agreement.

“Loan Loss Reserves” shall mean funds held by the Seller to cover potential losses in connection with the mortgage loans owned in the Seller’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to the Seller.

“Margin Base” shall mean the aggregate Recognized Value of all Purchased Loans.

“Margin Deficiency” shall have the meaning provided in Section 2.06 hereof.

“Market Value” shall mean, as of any date with respect to any Eligible Mortgage Loan or Purchased Loan, the price at which such Eligible Mortgage Loan or Purchased Loan could readily be sold as determined by the Agent in its sole discretion, acting in good faith, which price may be determined to be zero.  The Agent’s determination of Market Value shall be conclusive upon the parties absent manifest error on the part of the Agent.  For the purpose of determining the related Market Value, the Agent shall have the right to request at any time from the Seller, an updated valuation for each Mortgage Loan, in a form acceptable to the Agent in its sole discretion.  The Market Value shall be deemed to be zero with respect to each Mortgage Loan for which such valuation is not provided as promptly as is commercially reasonable.

“Massachusetts Subprime Loan” shall mean a Mortgage Loan to a Mortgagor with a credit score of 660 or less if such Mortgage Loan is secured by a residence located in Massachusetts or made to a Mortgagor whose primary residence is in Massachusetts.

“Master Trust Receipt” shall have the meaning provided thereto in the Custodial Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Seller or the

Guarantor, (b) the ability of the Seller or the Guarantor, to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer under any of the Repurchase Documents, (e) the timely payment of the Repurchase Price or the Price Differential on the Transactions or other amounts payable in connection therewith or (f) the Purchased Items taken as a whole.

“Maximum Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc.

“MERS Designated Mortgage Loan” shall have the meaning assigned to such term in Section 3 of the Electronic Tracking Agreement.

“MERS Procedures Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on the fee in real property securing the Mortgage Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Insurance Certificate” shall mean the physical or electronic certificate evidencing an FHA Insurance Contract.

“Mortgage Loan” shall mean a mortgage loan which the Seller has sold to the Buyer pursuant hereto and which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Mortgage Loan Data File” shall mean a computer-readable file containing information with respect to each Purchased Loan, to be delivered by the Seller to the Agent pursuant to Section 2.02(a) hereof, the data fields of which are identified on Annex I to the Custodial Agreement.

“Mortgage Loan Documents” shall mean, with respect to each Purchased Loan, the documents comprising the Mortgage File for such Purchased Loan, as applicable.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall mean the mortgage loan schedule and exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a mortgagor/borrower with respect to a Mortgage Loan.

“Mortgage Note Interest Rate” shall mean the annual rate of interest borne on the Mortgage Note.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“MS&Co.” shall mean Morgan Stanley & Co. LLC, a registered broker-dealer.

“MS Indebtedness” shall mean any indebtedness of the Seller hereunder and under any other arrangement (other than this Repurchase Agreement) between the Seller on the one hand and the Buyer or an Affiliate of the Buyer on the other hand (including, without limitation, the amount of any loans, interest due and default interest, termination payments, hedging costs, structuring or other facility fees and expenses).

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Seller or the Guarantor, or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Seller for such period as determined in accordance with GAAP.

“Nevada Subprime Loan” shall mean a Mortgage Loan to a Mortgagor with a credit score of 660 or less if such Mortgage Loan is secured by a residence located in Nevada or made to a Mortgagor whose primary residence is in Nevada.

“Non-Utilization Fee” shall have the meaning provided in Section 3.05 hereof.

“Non-Utilization Fee Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Payment Date” shall mean, with respect to each Transaction, the sixth Business Day of each calendar month, commencing with the first such date after the related Purchase Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by the Seller or the Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Predatory Lending Practices” means any and all underwriting and lending policies, procedures and practices defined or enumerated as predatory, abusive, high cost, covered, high risk or any other comparable term, no matter how defined in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices.  Such policies, practices and procedures may include, without limitation, charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer’s ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer’s rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction during the period commencing on

(and including) the Purchase Date for such Transaction and ending on (but excluding) the Termination Date (reduced by any amount of such Price Differential previously paid by the Seller to the Buyer with respect to such Transaction).

“Pricing Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, among the Seller, the Buyer and the Agent, as the same may be amended, supplemented or modified from time to time.

“Principal” shall have the meaning assigned thereto in Annex I.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or the Seller in such Cooperative Unit.

“Purchase Advice” shall have the meaning provided in Section 2.05(d) hereof.

“Purchase Advice Deficiency” shall have the meaning provided in Section 2.05(d) hereof.

“Purchase Date” shall mean the date on which a Transaction is entered into hereunder.

“Purchase Price” shall mean, with respect to each Purchased Loan, (i) on each Purchase Date therefor, an amount equal to the lesser of (a) the product of (x) the Applicable Purchase Rate times (y) the Market Value of such Purchased Loan, and (b) the product of (x) the Applicable Purchase Rate times (y) the outstanding principal balance of such Purchased Loan on such Purchase Date and (ii) thereafter, such amount decreased by the amount of any payments made by the Seller hereunder that are applied in reduction of such amount.

“Purchased Items” shall have the meaning provided in Section 4.01(b) hereof.

“Purchased Loans” shall mean the Mortgage Loans sold by the Seller on a servicing-released basis to the Buyer, in Transactions hereunder (together with any additional Eligible Mortgage Loans transferred pursuant to Section 2.06) together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by the Seller and purchased by the Buyer on the related Purchase Date), the related Takeout Commitment, if any, and with respect to each Mortgage Loan, any related FHA Insurance Contract, any related VA Loan Guaranty Agreement, any related Rural Housing Service Guaranty, the Seller’s rights under any related escrow letter and/or insured closing letter, the Seller’s rights under any takeout commitment related to the Mortgage Loans and other Purchased Items with respect to the Mortgage Loans, such other property, rights, titles or interest as are specified on a Transaction Request, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Qualified Originator” shall mean the Seller or a correspondent of the Seller approved by Seller pursuant to a process and standards approved by the Buyer (or the Agent on the Buyer’s behalf).

“Recognition Agreement” shall mean, with respect to a Cooperative Mortgage Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.

“Recognized Value” shall mean, with respect to each Purchased Loan the lesser of (a) the Applicable Purchase Rate multiplied by the Market Value of such Purchased Loan and (b) the Applicable Purchase Rate multiplied by the outstanding principal balance of such Purchased Loan. Recognized Value shall be zero with respect to each Purchased Loan that is not an Eligible Mortgage Loan.

“Records” shall mean, with respect to any Purchased Loan, all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Purchased Loan.  Records shall include without limitation, the Mortgage Notes, any Mortgages, the Mortgage Loan Documents, the Servicing File, the Servicing Records and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Purchased Loan.

“Related Credit Enhancement” shall have the meaning assigned to such term in Section 4.01(c).

“Regulation T, U or X” shall mean Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” shall mean with respect to any Person, such Person’s status as a REIT, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of Code.

“Remittance Amount” shall have the meaning provided in Section 2.05(d) hereof.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).

“Repurchase Agreement” shall have the meaning assigned in the introductory paragraph hereof.

“Repurchase Date” shall mean the date occurring on (i) the sixth Business Day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) such earlier date provided under the terms of this Repurchase Agreement, or (iii) the Termination Date.  In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

“Repurchase Documents” shall mean, collectively, this Repurchase Agreement, the Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, each Transaction Request, each Confirmation, the Blocked Account Agreement and any other related account control agreement.

“Repurchase Obligations” shall mean (a) all of the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including, without limitation, the obligation to pay the Commitment Fee, Non-Utilization Fee and any other fees and expenses hereunder) of the Seller to the Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Repurchase Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by the Buyer or on behalf of the Buyer pursuant to the Repurchase Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by the Buyer, the Agent or any Affiliate of the Buyer of any of their respective rights under the Repurchase Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Seller’s indemnity obligations to the Buyer and the Agent pursuant to the Repurchase Documents.

“Repurchase Price” shall mean, with respect to each Purchased Loan, the price at which such Purchased Loan is to be transferred from the Buyer or its designee (including the Custodian) to the Seller upon termination of the related Transaction, which price will be determined in each case as the sum of the unpaid Purchase Price related to such Purchased Loan, the amount of unpaid Price Differential that has accrued with respect to such Transaction and the amount of any fees or expenses due and payable under the Repurchase Documents.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without duplication, Prescribed Laws and all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental

Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s governing documents; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“RHS Loan” shall mean a Mortgage Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Mortgage Loan is subject to a Rural Housing Service Guaranty and eligible for delivery to an Agency for inclusion in a loan pool securitized.

“Rural Housing Service” shall mean the Rural Housing Service of the USDA.

“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.

“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.

“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Mortgage Loan.

“Seller” shall have the meaning provided in the introductory paragraph hereof.

“Servicer” shall mean PennyMac Loan Services, LLC or any other third party servicer as provided by Section 13.22(c) hereof.

“Servicer Notice and Agreement” shall have the meaning provided in Section 13.22(c) hereof.

“Servicer Report” shall mean a list (in computer readable form) of Purchased Loans serviced by the Servicer, providing as to each such Purchased Loan the applicable information reasonably agreed upon by the Buyer and the Seller.

“Servicing Agreement” shall have the meaning provided in Section 13.22(c) hereof.

“Servicing Records” shall have the meaning provided in Section 13.22(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of the Seller or any other Person to service or subservice a Mortgage Loan, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records.

“Settlement Date” shall mean, with respect to any Purchased Loan, the actual date on which the Takeout Price for such Purchased Loan is received by the Buyer, for the benefit of the Buyer, or the Seller pursuant to a Takeout Commitment or on which the purchase price paid for such Purchased Loan by the Takeout Investor is otherwise received by the Buyer, for the benefit of the Buyer, or the Seller.

“Single Employer Plan” shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“System” shall mean all hardware or software, or any system consisting of one or more thereof, including, without limitation, any and all enhancements, upgrades, customizations, modifications and the like utilized by any Person for the benefit of such Person to perform its obligations and to administer and track, store, process, provide, and where appropriate, insert, true and accurate dates and calculations for dates and spans with respect to the Mortgage Loans.

“Takeout Assignment” shall mean an assignment executed by the Seller, whereby the Seller irrevocably assigns its rights and obligations under a Takeout Commitment, and which assignment shall be substantially in the form and content of Exhibit H hereto.

“Takeout Commitment” shall mean a trade confirmation from a Takeout Investor to the Seller confirming the details of a forward trade between the Takeout Investor (as the buyer) and the Seller (as the seller) constituting a valid, binding and enforceable mandatory delivery commitment by a Takeout Investor to purchase on the anticipated Settlement Date and at a given Takeout Price described therein.

“Takeout Investor” shall mean a securities broker-dealer, Agency or other institution, reasonably acceptable to the Agent, which has made a Takeout Commitment.

“Takeout Price” shall mean as to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.

“Takeout Proceeds” shall mean as to each Purchased Loan which is subject to a Takeout Commitment, the actual amount of proceeds delivered to the Buyer, for the account of the Buyer, by the applicable Takeout Investor for the purchase of such Purchased Loan.

“Takeout Proceeds Identification Letter” shall mean a takeout proceeds identification letter, substantially in the form of Exhibit K hereto.

“Tangible Net Worth” shall mean, as of a particular date,

(a)                                 all amounts which would be included under equity on a balance sheet of the Seller at such date, determined in accordance with GAAP, less

(b)                                 (i) amounts owing to the Seller from Affiliates and (ii) Intangible Assets.

“Termination Date” shall mean November 19, 2013 or such earlier date on which this Repurchase Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of the Seller during such period less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.

“Transaction” shall have the meaning provided in the Recitals hereof.

“Transaction Request” shall mean a Transaction Request substantially in the form of Exhibit C attached hereto.

“Type” shall mean each type of Mortgage Loan identified in the definition of Applicable Pricing Spread.

“Underwriting Guidelines” shall mean the underwriting guidelines attached as Exhibit E hereto, which comply with all current requirements of Fannie Mae and Freddie Mac, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement, and which have been approved (including any changes subsequent to the date hereof) in writing by Agent.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA” shall mean the United States Department of Agriculture.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by VA to act as a lender in connection with the origination of VA loans.

“VA Loan” shall mean a Mortgage Loan that, as of the closing of such Mortgage Loan, is the subject of a VA Loan Guaranty Agreement and that will be evidenced by a physical or electronic Loan Guaranty Certificate delivered after closing of such Mortgage Loan.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA loans, including related Handbooks, Circulars and Notices.

“Wet Aged Report” shall have the meaning specified in the Custodial Agreement.

“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan originated by the Seller in a transaction table-funded by the Buyer, which origination or table funding is financed in part or in whole with proceeds of Transactions and as to which the Custodian has not yet received the related Mortgage File.  A Mortgage Loan shall cease to be a Wet-Ink Mortgage Loan on the date on which the Agent has received a Mortgage Loan Schedule and Exception Report from the Custodian with respect to such Mortgage Loan confirming that the Custodian has physical possession of the related Mortgage File (as defined in the Custodial Agreement) and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Mortgage Loan. No Mortgage Loan that is table-funded by Seller or any third party shall be eligible as a Wet-Ink Mortgage Loan under this Repurchase Agreement.

“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Mortgage Loan is the Purchased Loan.  A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).

“Whole Loan Transfer” shall mean the sale or transfer of some or all of the Mortgage Loans to a Takeout Investor in a whole loan transaction.

1.02                        Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

1.03                        Interpretation.  The following rules of this subsection 1.03 apply unless the context requires otherwise or as otherwise provided in this Repurchase Agreement.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Repurchase Agreement.  A reference to an agreement or document (including any Repurchase Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Repurchase Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes any amendment, modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof,” “herein,” “hereunder” and similar words refer to this Repurchase Agreement as a whole and not to any particular provision of this Repurchase Agreement.  The term “including” is not limiting and means “including without limitation.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Repurchase Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Seller by the Buyer or the Agent on the Buyer’s behalf or an authorized officer of the Buyer or the Agent provided for in this Repurchase Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

This Repurchase Agreement is the result of negotiations among, and has been reviewed by counsel to, the Buyer, the Agent and the Seller, and is the product of all parties.  In the interpretation of this Repurchase Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Repurchase Agreement or this Repurchase Agreement itself.  Except where otherwise expressly stated, the Buyer or the Agent on behalf of the Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion.  Any requirement of good faith, discretion or judgment by the Buyer or the Agent shall not be construed to require the Buyer or the Agent to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

With respect to any Transaction, the Buyer and the Agent may conclusively rely upon, and shall incur no liability to the Seller in acting upon, any request or other communication that the Buyer or the Agent reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s behalf.

Section 2.                                           Transactions, Repurchase and Margin Maintenance.

2.01                        Transactions.

(a)         Subject to the terms and conditions of the Repurchase Documents and provided that no Default or Event of Default shall have occurred and be continuing hereunder, Buyer shall, from time to time as requested by Seller, enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the lesser of (i) the Maximum Amount and (ii) the Margin Base as in effect from time to time (after giving effect to the purchase of such Eligible Mortgage Loans).

(b)         A Confirmation (including all schedules related thereto), together with this Repurchase Agreement, shall constitute conclusive evidence of the terms agreed between the Seller and the Buyer (or the Agent on behalf of the Buyer) with respect to the Transaction to which such Confirmation relates, and the Seller’s acceptance of the related proceeds of a Transaction shall constitute Seller’s agreement to the terms of such Confirmation.  It is the intention of the parties that each Confirmation shall not be separate from this Repurchase Agreement but shall be made a part hereof.  In the event of any conflict between this Repurchase Agreement and a Confirmation, the terms of this Repurchase Agreement shall control with respect to the related Transaction.  A Confirmation, and any terms and conditions therein, shall be applicable solely with respect to the related Transaction and shall not constitute a course of dealing between the Seller and the Buyer.

2.02                        Transaction Request Procedure (Transactions other than Wet-Ink Transactions).

(a)         The Seller may request a Transaction hereunder that is not a Wet-Ink Transaction, on any Business Day during the period from and including the Effective Date to and including the Termination Date by delivering to the Agent, with a copy to the Custodian, a

Transaction Request, which Transaction Request must be received by the Agent prior to 11:00 a.m., New York City time, on the requested Purchase Date; provided that, the Agent shall use reasonable efforts to accommodate requests received after 11:00 a.m but prior to 2:30 p.m., New York City time, on the requested Purchase Date.  Such Transaction Request shall (i) attach a schedule identifying the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction, (ii) specify the requested Purchase Price and Purchase Date, (iii) include (unless the same has been submitted previously) a Mortgage Loan Data File containing information with respect to the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction, and (iv) such other information reasonably requested by the Buyer from time to time.

(b)         Upon receipt from the Seller of a Transaction Request pursuant to Section 2.02(a), the Buyer shall, upon satisfaction of all applicable conditions precedent set forth in Sections 5.01 and 5.02 hereof and provided that no Default or Event of Default shall have occurred and be continuing, enter into such Transaction with the Seller. In the event that the Buyer (or the Agent on behalf of the Buyer) determines to enter into a Transaction, the Buyer (or the Agent) shall specify the terms for such proposed Transaction, including the Purchase Price for the applicable Eligible Mortgage Loans, the Pricing Rate for the Transaction, the Market Value for the applicable Eligible Mortgage Loans, the Repurchase Date in respect of such Transaction and any additional terms or conditions of the Transaction, in a Confirmation to be delivered to the Seller on or prior to the applicable Purchase Date.

(c)          The Seller shall deliver to the Custodian, in accordance with the terms and conditions of the Custodial Agreement, the Mortgage File pertaining to each Eligible Mortgage Loan to be sold to the Buyer hereunder on the requested Purchase Date.

(d)         Pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent and the Seller, no later than 11:00 a.m., New York City time, on the initial Purchase Date, a Master Trust Receipt in respect of all Mortgage Loans to be purchased by the Buyer on such Purchase Date, and a Mortgage Loan Schedule and Exception Report and, no later than 11:00 a.m., New York City time, on each subsequent Purchase Date, an updated Mortgage Loan Schedule and Exception Report; provided that, if, pursuant to Section 2.02(a) of this Repurchase Agreement, the Buyer has accepted a Transaction Request after 11:00 a.m. on any Purchase Date, such Master Trust Receipt and Mortgage Loan Schedule and Exception Report must be delivered not later than 2:30 p.m. on such Purchase Date.  The Seller acknowledges that Mortgage Loans listed in any Exception Report are not Eligible Mortgage Loans and the Buyer is not obligated to enter into any Transaction with respect to any Mortgage Loan listed in any Exception Report.

(e)          Subject to Section 5 hereof and provided that no Default or Event of Default shall have occurred and be continuing, such Transaction will then be entered into by the Buyer, transferring, via wire transfer, to the account specified by Seller on a Transaction Request, an amount equal to the aggregate Purchase Price for such Transaction in funds immediately available to the Seller.

2.03                        Transaction Request Procedure (Wet-Ink Transactions).

(a)                                 Seller may request a Wet-Ink Transaction hereunder, on any Business Day during the period from and including the Effective Date to and excluding the Termination Date, by delivering to the Agent, an estimate of the amount required to fund Wet-Ink Transactions the following Business Day, which estimate must be received by the Agent prior to 5:00 p.m. New York City time, one (1) Business Day prior to the requested Purchase Date.

(b)                                 On the requested Purchase Date for a Wet-Ink Transaction, the Seller may deliver to the Agent with a copy to the Custodian, no more than three (3) transmissions, which transmissions shall (i) attach a Transaction Request, (ii) attach a schedule identifying the Eligible Mortgage Loans that the Seller proposes to sell to the Buyer hereunder in connection with such Transaction, (iii) specify the requested Purchase Price and (iv) be accompanied by a Mortgage Loan Data File from the Custodian, pursuant to the Custodial Agreement, in respect of all Wet-Ink Mortgage Loans sold to the Buyer on such Purchase Date.  The latest transmission must be received by the Agent no later than 4:00 p.m. New York City time, on such Purchase Date.  Such Transaction Request shall specify the requested Purchase Date.

(c)                                  The Seller shall deliver (or cause to be delivered) and release to the Custodian the Mortgage File pertaining to such Wet-Ink Mortgage Loan on the next Business Day following receipt of such Mortgage File by the Seller, but in any event no later than five (5) Business Days following the applicable Purchase Date in accordance with the terms and conditions of the Custodial Agreement.  On the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., New York City time, pursuant to the Custodial Agreement, the Custodian shall deliver to the Agent a schedule listing each Wet-Ink Mortgage Loan with respect to which the complete Mortgage File has not been received by the Custodian (the “Wet-Aged Report”).  The Agent may confirm that the information in the Wet-Aged Report is consistent with the information provided to the Agent pursuant to Section 2.03(b).

(d)                                 Upon the Seller’s request for a Transaction pursuant to Section 2.03(a), the Buyer may, upon satisfaction of all conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with the Seller on the requested Purchase Date, in the amount so requested.

(e)                                  Subject to Section 5 hereof, such Purchase Price will then be made available by the Custodian transferring at the direction of the Buyer (or the Agent on behalf of the Buyer), via wire transfer, the amount of such Purchase Price from the account of the Buyer maintained with the Custodian to the account of the designated Closing Agent pursuant to disbursement instructions provided by the Seller on the electronic system maintained by the Custodian; provided, however, that (i) the Buyer (or the Agent on behalf of the Buyer) has been provided such disbursement instructions and shall not have rejected, in its sole discretion, any wiring location, (ii) the Custodian shall not, in any event, (A) transfer funds to the Seller or any Affiliate of the Seller or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Mortgage Loan.  Upon notice from the Closing Agent to the Seller that the related Wet-Ink Mortgage Loan was not originated, the Wet-Ink Mortgage Loan shall be removed from the list of Eligible Mortgage Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of the Buyer maintained with the Custodian.

The Seller shall notify the Agent if a Wet-Ink Mortgage Loan was not originated and has been removed from the list of Eligible Mortgage Loans.

2.04                        Limitation on Types of Transactions; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate:

(a)         the Buyer (or the Agent on behalf of the Buyer) determines, which determination shall be conclusive, that quotations of rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining Price Differential for Transactions as provided herein; or

(b)         the Buyer determines, which determination shall be conclusive, that the relevant rate referred to in the definition of “LIBOR Rate” in Section 1.01 hereof upon the basis of which the Price Differential for Transactions is to be determined is not likely adequately to cover the cost to the Buyer of entering into or maintaining Transactions; or

(c)          it becomes unlawful for the Buyer to enter into or maintain Transactions hereunder using a LIBOR Rate;

then the Buyer (or the Agent on behalf of the Buyer) shall give the Seller prompt notice thereof and, so long as such condition remains in effect, the Buyer shall not be under any obligation to enter into any additional Transactions and the Seller shall pay the aggregate Repurchase Price of all Transactions then outstanding within three (3) Business Days; provided that, in the case of clauses (a) and (b) above, and to the extent permitted under applicable law in the case of clause (c) above, Buyer shall select an alternative rate that will approximate the LIBOR Rate, and, if Seller agrees to pay such rate, Buyer shall continue to enter into Transactions under the terms of this Repurchase Agreement and the payment of the Repurchase Price shall not be accelerated pursuant to the terms of this sentence.

2.05                        Payment of Repurchase Price, Price Differential.

(a)         The Seller hereby promises to pay in full on the Termination Date the aggregate Repurchase Price of all Transactions then outstanding.  In addition, the Seller shall repurchase the related Purchased Loans from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan.  The Seller is obligated to obtain the related Purchased Loans from the Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.  Provided that the applicable conditions in Section 5 have been satisfied and provided further no Default or Event of Default shall have occurred and be continuing, unless the Agent is notified to the contrary not later than 11:00 a.m. New York City time at least one (1) Business Day prior to any such Repurchase Date, on each related Repurchase Date each Purchased Loan shall automatically become subject to a new Transaction.  In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. Seller shall deliver a written Transaction Request to Agent requesting that the Purchased Loans become subject to such new Transaction prior to such Purchase Date.  For each new Transaction, unless otherwise agreed, (y)

the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter. The term of any Transaction shall not exceed one month.

(b)         The Seller hereby promises to pay to the Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Termination Date of such Transaction, at a rate per annum equal to the Pricing Rate; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law.  Notwithstanding the foregoing, the Seller hereby promises to pay to the Buyer, interest at the applicable Post-Default Rate on any Repurchase Price and on any other amount payable by the Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.  Accrued Price Differential on each Transaction shall be payable monthly on the Repurchase Date each month and for the last month of the Repurchase Agreement on the Repurchase Date of such last month and on the Termination Date; provided, that the Buyer may, in its sole discretion, require accrued Price Differential to be paid simultaneously with any prepayment of Repurchase Price that is made by the Seller on a day other than the Termination Date.  Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.  Promptly after the determination of any interest rate provided for herein or any change therein, the Buyer (or the Agent on behalf of the Buyer) shall give notice thereof to the Seller.

(c)          It is understood and agreed that, unless and until a Default or Event of Default shall have occurred and be continuing, the Seller shall be entitled to the proceeds of the Purchased Loans subject to Transactions outstanding hereunder subject to the terms and provisions of this Repurchase Agreement.  Seller shall deposit all Income or other proceeds received with respect to each Purchased Loan after the related Purchase Date into the Blocked Account within two (2) Business Days of receipt.  Unless and until a Default or Event of Default shall have occurred and be continuing, the Seller may withdraw amounts from the Blocked Account on each Repurchase Date so long as all amounts then due and payable to Buyer have been paid in full.

(d)         With respect to each Purchased Loan subject to a Takeout Commitment, the Seller shall instruct the related Takeout Investor to remit directly to the Buyer no later than 3:00 p.m., New York City time, on a Business Day all Takeout Proceeds in an amount equal to or greater than the Repurchase Price for such Purchased Loan.  Simultaneously, the Seller shall deliver to the Buyer via facsimile or electronic mail a purchase advice (the “Purchase Advice”) and shall indicate on such Purchase Advice the Mortgage Loan identification number which identified the applicable Eligible Mortgage Loan when it was purchased by the Buyer hereunder.  A portion of the Takeout Proceeds in an amount equal to the Recognized Value of such Purchased Loan shall be applied to the Repurchase Price of the outstanding Transactions.  Upon receipt by the Buyer of payment of the Repurchase Price in respect of such Purchased Loan (not taking into account any Price Differential which may be paid subsequently pursuant to the terms of this Repurchase Agreement), the Buyer shall release and remit to the Seller the amount of any Takeout Proceeds in excess of the Recognized Value of such Purchased Loans (the “Remittance Amount”); provided, that, both immediately before and after giving effect to such release and remittance, (i) there is no Default or Event of Default under this Repurchase Agreement or any other Repurchase Document and (ii) there is no Margin Deficiency.  To the extent that a Margin Deficiency exists or would be created by the release of the Remittance Amount or a Default or an Event of Default has occurred and is continuing, the Buyer shall be entitled to retain the Remittance Amount.  In the event that the Purchase Advice indicates that some of the proceeds forwarded to the Buyer do not belong to the Buyer or the Seller (such amount, the “Excess Proceeds”), then (i) the Seller shall provide the Buyer with a Takeout Proceeds Identification Letter, and (ii) upon confirmation by the Buyer that the information set forth in the Purchase Advice matches the information that the Buyer has in its possession with respect to the Purchased Loans, the Buyer shall promptly remit by wire transfer the Excess Proceeds in accordance with the Seller’s instructions.  If funds are received before 3:00 p.m., New York City time on a Business Day, but either (A) no Purchase Advice is received or (B) such funds are not properly identified on the related Purchase Advice (a “Purchase Advice Deficiency”), then such funds shall be retained by the Buyer, and the Transactions made in respect of the related Purchased Loans shall continue to accrue Price Differential under this Repurchase Agreement, until such Purchase Advice Deficiency is remedied, and the Mortgage Loan subject to such Purchase Advice shall not be released until such Purchase Advice Deficiency is remedied.  In no event shall such Purchase Advice be back-dated to the date of its issuance.  The Buyer shall not be liable to the Seller or any other Person to the extent that the Buyer follows instructions given to it by the Seller in a Takeout Proceeds Identification Letter.

2.06                        Margin Maintenance.

(a)         If at any time the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the aggregate Recognized Value of all Purchased Loans subject to such Transactions by $50,000 or more (a “Margin Deficiency”), as determined in good faith by the Buyer (or the Agent on behalf of the Buyer) and notified to the Seller on any Business Day, the Seller shall no later than one (1) Business Day after receipt of such notice, either make a payment to the Buyer, in respect of the aggregate Purchase Price or transfer to the Buyer additional Eligible Mortgage Loans that are in all respects acceptable to the Buyer in good faith (which additional Eligible Mortgage Loans shall be deemed to be Purchased Loans under the Repurchase Documents) such that after giving effect to such payment or transfer no Margin Deficiency shall then exist.

(b)         If at any time the aggregate Purchase Price of all Transactions then outstanding hereunder exceeds the Maximum Amount then in effect, the Seller shall at such time make a payment to the Buyer, in respect of the aggregate Repurchase Price such that, after giving effect to such payment, the aggregate Purchase Price of all Transactions then outstanding hereunder shall not exceed the Maximum Amount then in effect.

Section 3.                                           Payments; Computations; Commitment Fee, Non-Utilization Fee, Etc.

3.01                        Payments.

(a)         Except to the extent otherwise provided herein, all payments of Repurchase Price, including Price Differential, and other amounts to be paid by the Seller under this Repurchase Agreement, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer, at the following account maintained by the

Buyer: Account No. 30463591, Citibank, N.A., ABA No. 021-000-089, Attn: Whole Loans, Ref: PennyMac, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).  The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)         Except to the extent otherwise expressly provided herein, if the due date of any payment under this Repurchase Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and Price Differential shall accrue with respect to the amount of any Purchase Price so extended for the period of such extension.

3.02                        Computations.  Price Differential on the Transactions shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03                        Requirements of Law.

(a)         If the introduction or adoption of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the LIBOR Rate Reserve Percentage) in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                   shall subject the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction entered into by it (excluding taxes on the Buyer’s or the Agent’s, as applicable, net income or franchise taxes) or change the basis of taxation of payments to the Buyer or Agent, as applicable, in respect thereof;

(ii)                  shall impose, modify or hold applicable to any Transaction any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, Transactions or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer and the Agent (or the Buyer or the Agent, as the case may be) which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)                 shall impose on the Buyer and the Agent (or the Buyer or the Agent, as the case may be) any other condition; and the result of any of the foregoing is to increase the cost to the Buyer and the Agent (or the Buyer or the Agent, as the case may be), by an amount which the Buyer and the Agent (or the Buyer or the Agent, as the case may be) deem to be material, of making, participating in, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer and the Agent (or the Buyer or the Agent, as the case may be) such additional amount or amounts as will compensate the Buyer and the Agent (or the Buyer or the Agent, as the case may be) for such increased cost or reduced amount receivable.

(b)         If the Buyer and the Agent (or the Buyer or the Agent, as the case may be) shall have determined that the adoption of or any change in any Requirement of Law applicable to the Buyer and the Agent (or the Buyer or the Agent, as the case may be)(other than with respect to any amendment made to the Buyer’s or the Agent’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or any corporation controlling the Buyer and the Agent (or the Buyer or the Agent, as the case may be) with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or the Agent’s, as applicable, or such corporation’s capital as a consequence of its actions hereunder to a level below that which the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or the Agent’s, as applicable, or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to be material, then from time to time, the Seller shall promptly pay to the Buyer and the Agent (or the Buyer or the Agent, as the case may be) such additional amount or amounts as will compensate the Buyer for such reduction.

(c)          If the Buyer and the Agent (or the Buyer or the Agent, as the case may be) become entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer or the Agent, as applicable, to the Seller shall be conclusive in the absence of manifest error.

3.04                        Commitment Fee.

The Seller agrees to pay to the Buyer a commitment fee equal to the product of (a) the Commitment Fee Percentage and (b) the Maximum Amount (the “Commitment Fee”), such payment to be made in Dollars in immediately available funds, without deduction, set off or counterclaim, to Buyer as provided in the Pricing Side Letter. The Seller also hereby agrees to pay to the Buyer any other fees provided in the Pricing Side Letter as specified therein.  The Buyer may, in its sole discretion, net any of the Commitment Fee or any other fee from the proceeds of any Purchase Price paid to the Seller. Each of such fees shall be deemed to be fully earned and non-refundable when paid.

3.05                        Non-Utilization Fee.

On a monthly basis and on the Termination Date, the Seller agrees to pay to the Buyer a non-utilization fee in an amount set forth in the Pricing Side Letter (the “Non-Utilization Fee”).  All such payments shall be made to the Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim.  The Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to the Seller.

Section 4.                                           Purchased Items.

4.01                        Purchased Items; Security Interest.

(a)         Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Loan Documents as exclusive bailee and agent for the benefit of the Buyer pursuant to terms of the Custodial Agreement and shall deliver to the Buyer the Master Trust Receipts each to the effect that it has reviewed such Mortgage Loan Documents in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Loan Documents as so reviewed.

(b)         All of the Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items:”

(i)                                                        all Purchased Loans (including, without limitation, the related Servicing Rights). For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by the Seller to the Buyer in any Purchased Loan shall not be released or otherwise affected due to the fact that any Purchased Loan is not an Eligible Mortgage Loan or that the Recognized Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time;

(ii)                                                     all Mortgage Loan Documents, including without limitation all promissory notes, and all Servicing Records, Servicing Agreements and any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, including electronic records;

(iii)                                                  all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File;

(iv)                                                 all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loan and all claims and payments thereunder;

(v)                                                    all other insurance policies and insurance proceeds relating to any Purchased Loan or the related Mortgaged Property;

(vi)                                                 all purchase agreements or other agreements, contracts (and all rights to receive documentation relating thereto) or any related Takeout Commitments now existing or hereafter arising, to the extent covering any part of the foregoing Purchased Items, all rights to deliver such Mortgage Loans to Takeout Investors or to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased

Items pursuant thereto, including the Seller’s right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment for the related Purchased Items;

(vii)                                              all Interest Rate Protection Agreements, to the extent relating to or constituting any and all of the foregoing;

(viii)                                           the Blocked Account and all monies from time to time on deposit in the Blocked Accounts and the Settlement Account established pursuant to the Custodial Agreement and all monies from time to time on deposit in the Settlement Account;

(ix)                                                 all collateral, however defined, under any other agreement between the Seller or any of its Affiliates on the one hand and the Buyer or any of its Affiliates on the other hand;

(x)                                                    all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing; and

(xi)                                                 any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c)          The Seller and the Buyer intend that the Transactions hereunder be sales to the Buyer of the Purchased Items (including, without limitation, the related Servicing Rights) and not loans from the Buyer to the Seller secured by the Purchased Items.  However, in order to preserve the Buyer’s rights under this Repurchase Agreement and the other Repurchase Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, and as security for the performance by the Seller of all of the Seller’s obligations to the Buyer under the Repurchase Documents and the Transactions entered into hereunder, the Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Buyer, to secure the payment of the Repurchase Price on all Transactions and all other amounts owing to the Buyer hereunder and under the other Repurchase Documents (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder. The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder. For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by the Seller to the Buyer in any Purchased Loan shall not be released or otherwise affected due to the fact that any Purchased Loan is not an Eligible Mortgage Loan or that the Recognized Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time.

4.02                        Further Documentation.  At any time and from time to time, upon the written request of the Buyer (or the Agent on behalf of the Buyer), and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer (or the Agent on behalf of the Buyer) may reasonably request for the purpose of obtaining or preserving the full benefits of this Repurchase Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby.  The Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of the Seller to the extent permitted by applicable law.  A photographic or other reproduction of this Repurchase Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03                        Changes in Locations, Name, etc.  The Seller shall not (i) change the location of its chief executive office/chief place of business or mailing address from that specified in Section 6 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall reasonably request and taken all other actions deemed reasonably necessary by the Buyer to continue its perfected status in the Purchased Items with the same or better priority.  The Seller’s organizational identification number is 4717754; the Seller’s federal tax identification number is 80-0463416.  The Seller shall promptly notify the Buyer of any change in such organizational or federal tax identification number.

4.04                        The Buyer’s Appointment as Attorney-in-Fact.

(a)                                 The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)                                     in the name of the Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or payable on or on account of any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items; and

(iii)                               (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 notices on behalf of the Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any portion thereof or proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Purchased Items as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Items and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  This power of attorney shall not revoke any prior powers of attorney granted by the Seller.

(b)         The Seller also authorizes the Buyer, at any time and from time to time, (i) to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items and (ii) to file any initial financing statements, amendments thereto and continuation statements with or without the signature of the Seller as authorized by applicable law, as applicable to all or any part of the Purchased Items.

(c)          The powers conferred on the Buyer are solely to protect the interests of the Buyer in the Purchased Items and shall not impose any duty upon the Buyer to exercise any such powers.  The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05                        Performance by The Buyer of The Seller’s Repurchase Obligations.  If the Seller fails to perform or comply with any of its agreements contained in the Repurchase Documents and the Buyer itself performs or complies, or otherwise causes performance or compliance, with such agreement, the out-of-pocket expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller to the Buyer upon five (5) days notice that such amounts are due and payable, unless an Event of Default shall have occurred and is continuing, in which case such amounts shall be due and payable on demand and, in either case, shall constitute Repurchase Obligations.

4.06                        Proceeds.  If a Default shall occur and be continuing, (a) all Income and other proceeds of Purchased Items received by the Seller consisting of cash, checks and other near-cash items shall be held by the Seller in trust for the Buyer, segregated from other funds of the Seller, and shall forthwith upon receipt by the Seller be turned over to the Buyer in the exact form received by the Seller (duly endorsed by the Seller to the Buyer, if required) and (b) any and all such proceeds received by the Buyer (whether from the Seller or otherwise) may, in the sole discretion of the Buyer, be held by the Buyer as collateral security for, and/or then or at any time thereafter may be applied by the Buyer against, the Repurchase Obligations (whether matured or unmatured), such application to be in such order as the Buyer shall elect. Any balance of such proceeds remaining after the Repurchase Obligations shall have been paid in full and this Repurchase Agreement shall have been terminated shall be paid over to the Seller or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

4.07                        Remedies.  If a Default shall occur and be continuing, the Buyer may, at its option, enter into one or more interest rate protection agreements or other hedging arrangements covering all or a portion of the Purchased Loans purchased by the Buyer hereunder, and the Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements, including without limitation any net losses (after giving effect to any gain in the sale of the related Mortgage Loans) resulting from such Interest Rate Protection Agreements.  If an Event of Default shall occur and be continuing, the Buyer may exercise, in addition to all other rights and remedies granted to it in this Repurchase Agreement and in any other instrument or agreement securing, evidencing or relating to the Repurchase Obligations, all rights and remedies of a secured party under the Uniform Commercial Code.  Without limiting the generality of the foregoing, the Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Purchased Items, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Purchased Items or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Purchased Items so sold, free of any right or equity of redemption in the Seller, which right or equity is hereby waived or released.  The Seller further agrees, at the Buyer’s request, to assemble the Purchased Items and make them available to the Buyer at places which the Buyer shall reasonably select, whether at the Seller’s premises or elsewhere.  The Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Purchased Items or in any way relating to the Purchased Items or the rights of the Buyer hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Repurchase Obligations, in such order as the Buyer may elect, and only after such application and after the payment by the Buyer of any other amount required or permitted by any provision of law, including without limitation Sections 9-608(a) and 9-615(a) of the Uniform Commercial Code, need the Buyer account for the surplus, if any, to the Seller.  To the extent permitted by applicable law, the Seller waives all claims, damages and demands the Seller may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  The Seller shall remain liable for any deficiency (plus accrued interest thereon at the Post-Default Rate) if the proceeds of any sale or other disposition of the Purchased Items are insufficient to pay the Repurchase Obligations and the fees and disbursements of any attorneys employed by the Buyer to collect such deficiency.

4.08                        Limitation on Duties Regarding Preservation of Purchased Items.  The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account.  Subject to the immediately preceding sentence, neither the Buyer nor any of its respective directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of the Seller or otherwise.

4.09                        Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and are powers coupled with an interest.

4.10                        Release of Security Interest.  Upon termination of this Repurchase Agreement and payment to the Buyer of all Repurchase Obligations and the performance of all obligations under the Transactions and the Repurchase Documents the Buyer shall reconvey all Purchased Items to the Seller and release its security interest in any remaining Purchased Items.

4.11                        Cash Reporting.  The Seller shall provide, or cause to be provided, to the Buyer on a monthly basis, or at more frequent intervals as requested by the Buyer, a report of all cash and other collections activity with respect to each Purchased Loan and the amount of the Loan Loss Reserves maintained by the Seller.  Such report shall be delivered to the Buyer not later than three (3) Business Days following the date of such request by the Buyer.

4.12                        Taxes; Tax Treatment.

(a)  All payments made by the Seller under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the Seller for its own account not later than the date when due.  If the Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to the Buyer, promptly, original tax receipts and other evidence satisfactory to the Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that the Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Repurchase Agreement, as if no such deduction or withholding had been made.(b) In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c)  The Seller agrees to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.12, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be.

(d)  Without prejudice to the survival or any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 4.12 shall survive the termination of this Repurchase Agreement.  Nothing contained in this Section 4.12 shall require the Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(e)  Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by the Seller in the absence of an Event of Default.  All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 5.                                           Conditions Precedent.

5.01                        Initial Transaction.  The Buyer entering into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Buyer shall have received all of the following documents, each of which shall be satisfactory to the Buyer and its counsel in form and substance:

(a)  Repurchase Documents.

(i)                                     Repurchase Agreement.  This Repurchase Agreement, duly executed and delivered by the Seller;

(ii)                                  Custodial Agreement.  The Custodial Agreement, duly executed and delivered by the Seller and the Custodian;

(iii)                               Blocked Account Agreement.  A Blocked Account Agreement, duly executed by the parties thereto;

(iv)                              Electronic Tracking Agreement.  The Electronic Tracking Agreement, duly executed and delivered by the Seller, Electronic Agent and MERS.

(b)  Organizational Documents.  An officer’s certificate of the Seller and the Guarantor in the form attached hereto as Exhibit M, together with a good standing certificate dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and certified copies of the charter and by-laws (or equivalent documents) of the Seller and the Guarantor and of all corporate or other authority for the Seller and the Guarantor with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller and the Guarantor from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller and the Guarantor to the contrary);

(c)  Legal Opinion.  A legal opinion of outside counsel to the Seller and the Guarantor, substantially in the form attached hereto as Exhibit B;

(d)  Master Trust Receipt and Mortgage Loan Schedule and Exception Report.  A Master Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed, with a Mortgage Loan Schedule and Exception Report attached thereto;

(e)  Servicing Agreement(s).  Any Servicing Agreement, certified as a true, correct and complete copy of the original together, with a fully executed Servicer Notice and Agreement and, if the Servicer is not the Seller, a letter from the applicable Servicer consenting to termination of such Servicing Agreement upon the occurrence of an Event of Default;

(f)  Filings, Registrations, Recordings; Lien Searches.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-

priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default;

(ii)                                  UCC lien searches in such jurisdictions as shall be applicable to the Seller and the Purchased Items, the results of which shall be satisfactory to the Buyer;

(g)  Financial Statements.  The financial statements referenced in Section 6.03;

(h)  Underwriting Guidelines.  A certified copy of the Underwriting Guidelines, which shall be in form and substance satisfactory to the Buyer;

(i)  Consents, Licenses, Approvals, etc. The Buyer shall have received copies certified by the Seller and the Guarantor of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller and the Guarantor of, and the validity and enforceability of, the Mortgage Loan Documents and Repurchase Documents, which consents, licenses and approvals shall be in full force and effect, including but not limited to, evidence of the following, to the extent applicable and required, Fannie Mae, Freddie Mac, Ginnie Mae, VA and RHS approval as lender, evidence of FHA approval as Mortgagee and FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA approval as servicer of the Mortgage Loans, as well as approval by FHA, Fannie Mae, Freddie Mac, Ginnie Mae, RHS and VA of any Servicer of the Mortgage Loans;

(j)  Insurance. The Buyer shall have received evidence in form and substance satisfactory to the Buyer showing compliance by the Seller as of such initial Purchase Date with Section 7.25 hereof;

(k)  [Reserved];

(l)  Commitment Fee.  The Buyer shall have received the Commitment Fee; and

(m)  Other Documents.  Such other documents as the Buyer may reasonably request.

5.02                        Initial and Subsequent Transactions.  The entering into by the Buyer of each Transaction (including the initial Transaction) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof:

(a)  No Default.  No Default or Event of Default shall have occurred and be continuing;

(b)  Representations and Warranties.  Both immediately prior to the entering into of such Transaction and also after giving effect thereto and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, shall be true, correct and complete in all material respects on and as of the date of the making of such

Transaction (in the case of the representations and warranties in Section 6.11, Section 6.24, the last two sentences of Section 6.28 and Schedule 1, solely with respect to Purchased Loans subject to outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)  Margin Maintenance.  No Margin Deficiency shall exist;

(d)  Due Diligence.  Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 13.23 hereof, the Buyer (or the Agent on behalf of the Buyer) shall have completed its due diligence review of the Mortgage Loan Documents for each Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Loans as the Buyer (or the Agent on behalf of the Buyer) in its sole discretion deems appropriate to review and such review shall be satisfactory to the Buyer (or the Agent on behalf of the Buyer) in its sole discretion;

(e)  Master Trust Receipt.  A Master Trust Receipt, substantially in the form of Annex 2 of the Custodial Agreement, dated the Effective Date, from the Custodian, duly completed;

(f)  Mortgage Loan Schedule and Exception Report.  The Buyer shall have received from the Custodian a Mortgage Loan Schedule and Exception Report with Exceptions as are acceptable to the Buyer in its sole discretion in respect of Eligible Mortgage Loans to be purchased hereunder on such Business Day;

(g)  Release Letter.  The Agent shall have received from the Seller a Warehouse Lender’s Release Letter, if applicable, substantially in the form of Exhibit D hereto (or such other form acceptable to the Agent);

(h)  Good Standing Certificate.  At the request of the Agent, the Seller and the Guarantor shall deliver to the Agent a good standing certificate dated as of a recent date, but in no event more than ten (10) days prior to the date of such Transaction;

(i)  Fees and Expenses.  The Buyer shall have received all fees, expenses and other amounts payable by the Seller under this Repurchase Agreement (including, without limitation the amount of any Commitment Fee and Non-Utilization Fee then due and owing, and all of the Buyer’s attorney fees and expenses as contemplated by Section 13.04(c) and due diligence and indemnity expenses then due and owing) which amount, at the Buyer’s option, may be netted from the amount of Purchase Price to be paid to the Seller in connection with any Transaction entered into under this Repurchase Agreement;

(j)  Takeout Assignment.  Upon the request of the Buyer, the Buyer shall have received a Takeout Assignment for each Takeout Commitment relating to any Purchased Loan subject to a Transaction outstanding as of the Purchase Date;

(k)  No Market Events.  None of the following shall have occurred and/or be continuing:

(i)                                     an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance any Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(ii)                                  an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii)                               an event beyond the control of the Buyer which the Buyer reasonably determines may result in the Buyer’s inability to perform its obligations under this Repurchase Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing.

(l)  Filings, Registrations, Recordings.  Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; provided, that assignments of the Mortgages securing or related to the Mortgage Loans shall not be required to be recorded prior to the occurrence of an Event of Default.

(m)  No Adverse Litigation.  The Buyer (or the Agent on behalf of the Buyer) shall not have determined that there is any action, proceeding or investigation by or before any Governmental Authority affecting the Seller, the Guarantor or any of their Affiliates or Property (including, without limitation, any Purchased Loan), which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect.

(n)  Legal Sale.  With respect to any Mortgage Loan that was funded in the name of an Affiliate of the Seller, the Buyer may, in its sole discretion, require the Seller to provide evidence sufficient to satisfy the Buyer that such Mortgage Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Buyer in its sole discretion, that such Mortgage Loan was acquired in a legal sale.

Each request for a Transaction by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 5 (other than Section 5.02(j) and (k)) have been satisfied (both as of the date of such notice, request or confirmation and as of the Purchase Date therefor).

Section 6.                                           Representations and Warranties.  The Seller represents and warrants to the Buyer that throughout the term of this Repurchase Agreement with respect to the Seller, the Guarantor and the Servicer:

6.01                        Legal Name.  On the Effective Date, the exact legal name of the Seller is PennyMac Corp., the exact legal name of the Guarantor is PennyMac Mortgage Investment Trust, and the exact legal name of the Servicer is PennyMac Loan Services, LLC, and no such party has used any previous names, assumed names or trade names except as set forth on Schedule 4 attached hereto.

6.02                        Existence.  Each of the Seller, the Servicer and the Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.03                        Financial Condition.  The Seller has heretofore furnished to the Buyer a copy of (a) its and the Guarantor’s consolidated balance sheet and the consolidated balance sheets of their consolidated Subsidiaries for the fiscal year of the Seller ended December 31, 2011 (the “Financial Statement Date”) and the related consolidated statements of income and retained earnings and of cash flows for the Seller and the Guarantor and their consolidated Subsidiaries for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) the Seller’s and the Guarantor’s consolidated balance sheet and the consolidated balance sheets of their consolidated Subsidiaries for the quarterly fiscal periods of the Seller and the Guarantor ended March 31, 2012, June 30, 2012 and September 30, 2012 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and the Guarantor and their consolidated Subsidiaries for such quarterly fiscal periods.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and the Guarantor and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis (subject to normal year-end audit adjustments, as applicable).  Since the Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in the financial statements delivered for the fiscal year of the Seller ending on such date.

6.04                        Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller, the Servicer or the Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000, (iii) which, individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder.

6.05                        No Breach.  Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law (including, without limitation, Prescribed Laws), rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which the Seller, the Servicer or the Guarantor or any of their Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to this Repurchase Agreement) upon any Property of the Seller, the Servicer or the Guarantor or any of their Subsidiaries pursuant to the terms of any such agreement or instrument.

6.06                        Action.  The Seller, the Servicer and the Guarantor each has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by the Seller, the Servicer or the Guarantor, as applicable, of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by the Seller, the Servicer or the Guarantor, as applicable, and constitutes a legal, valid and binding obligation of the Seller, the Servicer or the Guarantor, as applicable, enforceable against the Seller, the Servicer or the Guarantor, as applicable, in accordance with its terms.

6.07                        Approvals.

(a)  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller, the Servicer or the Guarantor, as applicable, of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Repurchase Agreement and the filing of this Repurchase Agreement and the Guaranty with the SEC, which filing will be made in a timely manner by the Seller.

(b)  The Seller and each Servicer is approved by Fannie Mae and Freddie Mac as an approved seller and servicer and, to the extent applicable, the Seller has all other approvals required with respect to the FHA, VA, RHS and any other Agency, in each case is in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or the Seller having any reason whatsoever to believe or suspect will occur (including, without limitation, a change in insurance coverage) which would either make the Seller (or any Servicer) unable to comply with the eligibility requirements for maintaining all such applicable Agency Approvals or require notification to the relevant Agency.  The Seller (and any Servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

6.08                        Margin Regulations.  Neither the making of any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

6.09                        Taxes.  The Seller and the Guarantor, and their Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Seller and the Guarantor and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller or the Guarantor, as applicable, adequate.

6.10                        Investment Company Act.  Neither the Seller nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.11                        Purchased Items; Security.

(a)  The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Loan to any other Person, and immediately prior to the sale of such Purchased Loan to the Buyer, the Seller was the sole owner of such Purchased Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder and Liens granted in favor of the Buyer hereunder.  No Purchased Loan sold to the Buyer hereunder was acquired (by purchase or otherwise) by the Seller from an Affiliate of the Seller.

(b)  The provisions of this Repurchase Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Purchased Items.

(c)  Upon (i) receipt by the Custodian of each Mortgage Note endorsed in blank, and each assignment of the related Mortgage, assigned in blank, by a duly authorized officer of the Seller unless the related Mortgage Loan is registered in the MERS System in which case the Seller shall provide evidence of such registration, and (ii) the issuance by the Custodian to the Buyer of a Master Trust Receipt therefor, the Buyer shall have a fully perfected first priority security interest therein, in the Purchased Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property, in the event that any Transaction was construed to constitute a financing rather than a sale.

(d)  Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor,” and describing the Purchased Items as the “Collateral,” in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Purchased Items which can be perfected by filing under the Uniform Commercial Code, in the event that any Transaction is construed to constitute a financing rather than a sale.

6.12                        Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, the Seller’s chief executive office and operational facilities are located at 6101 Condor Drive, Moorpark, California 93021.  On the Effective Date, the Seller’s jurisdiction of organization is the state of Delaware.

6.13                        Location of Books and Records.  The location where the Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items is its chief executive office.

6.14                        Hedging.  The Seller has entered into Interest Rate Protection Agreements, having a notional amount not less than 90% of the aggregate unpaid principal amount of the Purchased Loans, with a counterparty acceptable to the Buyer, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.

6.15                        True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller, the Servicer or the Guarantor to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of the Seller, the Servicer or the Guarantor to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

6.16                        Tangible Net Worth.  On the Effective Date, the Tangible Net Worth of the Seller is not less than $65,000,000 and the Tangible Net Worth of the Guarantor is not less than $400,000,000.

6.17                        ERISA.  Each Plan to which the Seller or the Guarantor, or their Subsidiaries make direct contributions, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.  No event or condition has occurred and is continuing as to which the Seller or the Guarantor would be under an obligation to furnish a report to the Buyer under Section 7.01(d) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of

Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.  The Seller and the Guarantor, and their Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer.

6.18                        Delivery of Mortgage Loans.  The Seller has no reason to believe, after reasonable and diligent inquiry respecting (among other things) the relevant Mortgage Loan Documents, the characteristics and quality of the Mortgage Loans, that the transfer will not occur as required pursuant to this Repurchase Agreement.

6.19                        Subsidiaries.  The Seller, the Servicer and the Guarantor have no subsidiaries other than those identified on Schedule 3 .

6.20                        Regulatory Status.  The Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

6.21                        Takeout Commitments; Takeout Assignments.  Each Takeout Commitment (if any) has been delivered by the Seller and constitutes a valid, binding and existing obligation of a Takeout Investor, enforceable against the Seller and the Takeout Investor, respectively, in accordance with its terms (subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those relating to specific performance).  If requested by the Buyer, each Takeout Commitment (if any) has been duly and validly assigned by the Seller to the Buyer pursuant to a Takeout Assignment.

6.22                        Identification of Servicer(s). Each Servicer of any Mortgage Loans shall be identified in writing to the Buyer and must be acceptable to the Buyer in its sole reasonable discretion.  The Seller shall provide written notification to the Buyer within two (2) Business Days of any rating agency reducing the credit or servicer rating applicable to any Servicer.

6.23                        Solvency.  After giving effect to each Transaction (i) the amount of the “present fair saleable value” of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Seller and of the Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Seller and of the Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Seller, nor the Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) the Seller and the Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  The Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets. The Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.  For purposes of this Section, “debt” means “liability on a claim,” “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.24                        Massachusetts Subprime Loans, Nevada Subprime Loans and Loans Subject to Consent or Other Orders.  No Purchased Loan which is a Massachusetts Subprime Loan violates the Massachusetts Borrower’s Best Interest Statute (M.G.L. 183 § 28c) or is presumptively unfair under M.G.L. c 93A, as such term is defined in Massachusetts law and court decisions, no Purchased Loan is a Nevada Subprime Loan and no Purchased Loan violates any consent order or decree or any judicial, regulatory, administrative or other similar judgments, orders, stipulations, awards, writs or injunctions applicable to the Buyer.

6.25                        Licenses.  The Buyer will not be required as a result of purchasing the Mortgage Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

6.26                        True Sales.  Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Seller has been sold, transferred, conveyed and assigned to the Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by the Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to the Buyer.

6.27                        No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Seller, the Servicer or the Guarantor has a Material Adverse Effect.

6.28                        Origination and Acquisition of Mortgage Loans.  The Mortgage Loans were originated by the Seller or a Qualified Originator, and the origination and collection practices used by the Seller or Qualified Originator, as applicable, with respect to the Mortgage Loans have been, in all material respects legal and in compliance with all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with FHA, VA, RHS, Ginnie Mae, Fannie Mae and Freddie Mac standards as applicable, and in accordance with the Underwriting Guidelines. The Seller shall assure that the Buyer has access to the Freddie Mac Loan Prospector (LP) Fannie Mae DeskTop Underwriting (DU) to confirm the approved status of the Mortgage Loans under such programs; provided that LP and DU are not used for Mortgage Loans that are part of the “VA IRRRL”or “FHA Streamline” programs. All Mortgage Loans are in conformity with the Underwriting Guidelines and are eligible for sale to Ginnie Mae, Fannie Mae or Freddie Mac or for guaranty by the VA or the RHS or for insurance by the FHA, and satisfy all applicable requirements for delivery to the appropriate Agency.  Each of the Mortgage Loans complies with the representations and warranties listed in Schedule 1 hereto.  The Seller shall provide written notice to the Buyer and the Agent of any material change in the process and standards pursuant to which Qualified Originators are approved and shall notify the Buyer and the Agent of any Qualified Originators that are approved following the Effective Date.

6.29                        No Broker.  The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Repurchase Agreement; provided, that if the Seller has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by the Seller.

6.30                        FHA/VA/RHS.  Each of the Seller and/or any Qualified Originator, if required and applicable, is an FHA Approved Mortgagee, a VA Approved Lender and a Rural Housing Service Approved Lender, in good standing to originate and service mortgages and has not been suspended as a mortgagee or servicer by the FHA, VA or RHS, as applicable.  The Seller and Servicer are not under review or investigation or have knowledge of imminent or future investigation, by the FHA, VA or RHS.

6.31                        Seller’s Internal Mortgage Tracking System.  Each printout and paper copy produced by the Seller’s internal mortgage tracking system and delivered to the Buyer is true, complete and accurate.

6.32                        Servicer Approvals; Compliance with Guidelines.  The Seller (in the event it is acting as Servicer), the Servicer and any third-party Servicer servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service loans on behalf of each Agency and has remained at all times in compliance with the Guidelines.

6.33                        Fannie Mae/Freddie Mac/Ginnie Mae.  Each of the Seller, Servicer and/or any Qualified Originator, if required and applicable, and Servicer, if applicable is, as applicable, a seller approved by Fannie Mae, Freddie Mac and Ginnie Mae, in good standing to originate and service mortgages and has not been suspended as a mortgagee or servicer by Fannie Mae, Freddie Mac or Ginnie Mae.  The Seller and Servicer are not under review or investigation or have knowledge of imminent or future investigation, by Fannie Mae, Freddie Mac or Ginnie Mae.

6.34                        Servicing. The Seller, the Servicer or any third party Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans, of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

Section 7.                                           Covenants of the Seller.  The Seller covenants and agrees with the Buyer that, so long as any Transaction is outstanding and until payment in full of all Repurchase Obligations:

7.01                        Financial Statements.  The Seller shall deliver to the Buyer:

(a)  as soon as available, and in any event not later than forty (40) days after the end of each calendar month, (i) the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statement of income and retained earnings and consolidated statement of equity of the Seller and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, accompanied by a certificate of a Responsible Officer of the Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), (ii) a certificate of a Responsible Officer of the Seller, which certificate shall state that there is no Event of Default under Sections 8.01(ff), (gg), (hh) or (ii) of this Repurchase Agreement, and (iii) a certificate of a Responsible Officer of the Guarantor, which certificate shall state that the Guarantor is in compliance with the liquidity requirements of Section 7.18 of this Repurchase Agreement;

(b)  as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Seller and the Guarantor, the unaudited consolidated balance sheet of the Seller and the Guarantor and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for the Seller and the Guarantor and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Seller or the Guarantor, as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller or the Guarantor, as applicable, and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c)  as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller and the Guarantor, the consolidated balance sheet of the Seller and the Guarantor and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income and retained earnings, consolidated statement of cash flows and consolidated statement of equity for the Seller and the Guarantor and their consolidated Subsidiaries for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and the Guarantor and their consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with

GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(d)  from time to time such other information regarding the financial condition, operations, or business of the Seller, the Servicer or the Guarantor as the Buyer may reasonably request; and

(e)  as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller knows, or with respect to any Plan or Multiemployer Plan to which the Seller or the Guarantor or any of their Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller or the Guarantor, as applicable, setting forth details respecting such event or condition and the action, if any, that the Seller or the Guarantor, as applicable, or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or the Guarantor or an ERISA Affiliate with respect to such event or condition):

(i)                                     any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or the Guarantor or an ERISA Affiliate to terminate any Plan;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by the Seller or the Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Seller or the Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or the Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(vi)                              the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the Plan and trust of which such Plan is a part if the Seller or the Guarantor or an ERISA Affiliate fails to provide timely security to such Plan if and as required by the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA.

The Seller will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) above, and cause the Guarantor to furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (b) and (c) above, an officer’s certificate in the form of Exhibit N hereto (each a “Compliance Certificate”) signed by a Responsible Officer of the Seller or the Guarantor, as applicable (i) in the case of the Seller, certifying that, both immediately prior to the entering into of each Transaction that has been entered into during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) and also after giving effect to each such Transaction and to the intended use of the Purchase Price paid to the Seller in respect thereof, the representations and warranties made by the Seller in Section 6 and Schedule 1 hereof, and elsewhere in each of the Repurchase Documents, were true, correct and complete in all material respects (or otherwise waived in writing) on and as of the date of the making of each such Transaction (in the case of the representations and warranties in Section 6.11, Section 6.24 and the last two sentences of Section 6.28 and Schedule 1, solely with respect to Purchased Loans subject to such outstanding Transactions) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) in the case of the Seller, certifying that Seller is, and as of the date of each Transaction that was entered during the period since the delivery to Buyer of the immediately preceding Compliance Certificate (or, with respect to the first such certificate, since the Effective Date) was, in compliance, in all material respects, with all governmental licenses and authorizations, statutory and regulatory requirements, and qualified to do business and in good standing in all required jurisdictions, (iii) in the case of the Seller and the Guarantor, stating that, to the best of such Responsible Officer’s knowledge, the Seller during such fiscal period or year has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Repurchase Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto), (iv) in the case of the Seller and the Guarantor, showing in detail the calculations supporting such Responsible Officer’s certification of the Seller’s compliance with the requirements of Sections 7.14, 7.15, 7.16 and 7.18 and (v) in the case of the Seller, stating that neither Seller nor any of its Affiliates has entered into a new, or amended any existing, repurchase agreement or other credit facility with any Person that is a More Favorable Agreement, as defined in Section 7.35 of this Repurchase Agreement, or the new terms have been provided to Buyer and are set forth on a schedule attached to such certificate.  At the time the Compliance Certificate is provided by the Seller, the Seller shall provide to the Buyer a narrative description detailing the repurchase and indemnity requests or demands made upon the Seller, the Servicer or the Guarantor by any third party investors (including any Agency).

7.02                        Litigation.  The Seller will promptly, and in any event within 10 days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller, the Servicer, the Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

7.03                        Existence, etc.  The Seller will, and the Seller will cause the Servicer and the Guarantor to:

(a)  preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (including, but not limited to, any FHA, VA or RHS licenses) or approvals (provided that nothing in this Section 7.03(a) shall prohibit any transaction expressly permitted under Section 7.04 hereof);

(b)  comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws, all environmental laws, all laws with respect to unfair and deceptive lending practices and Predatory Lending Practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)  keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)  not change its jurisdiction of organization from the jurisdiction referred to in Section 6.11 unless it shall have provided the Buyer thirty (30) days’ prior written notice of such change;

(e)  pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(f)  permit representatives of the Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer; provided that, prior to a Default or Event of Default, Buyer shall provide not less than three (3) Business Days’ prior notice of any such examination.

7.04                        Prohibition of Fundamental Changes.  Neither the Seller, the Servicer nor the Guarantor shall (a) enter into any transaction of merger or consolidation or amalgamation in which it is not the surviving entity or which may result in a Material Adverse Effect, or (b) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Seller shall not, without the prior written consent of the Buyer, directly or indirectly materially alter, modify or otherwise change: (i) its current business operations; and (ii) its current mortgage loan origination platform (including but not limited to its process of mortgage loan acquisitions). Neither the Seller, the Servicer nor the Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that the Seller, the Servicer or the Guarantor may after prior written notice to the Buyer allow such action with respect to any Subsidiary which is not a material part of the Seller’s, the Servicer’s or the Guarantor’s overall business operations.  Neither the Seller nor the Guarantor shall create or acquire any material Subsidiary that is not consistent with its current business operations and platform without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

7.05                        Margin Deficiency. If at any time there exists a Margin Deficiency, the Seller shall cure such Margin Deficiency in accordance with Section 2.06 hereof.

7.06                        Notices.  The Seller shall give notice to the Buyer and the Agent:

(a)  promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)  [Reserved];

(c)  with respect to any Purchased Loan sold to the Buyer hereunder, immediately upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the Market Value of such Purchased Loan or that such Purchased Loan breaches any representation or warranty listed on Schedule 1 hereto;

(d)  promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Items, (ii) any Lien or security interest (other than security interests created hereby or by the other Repurchase Documents) on, or claim asserted against, any of the Purchased Items or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(e)  promptly upon any material and adverse change in the market value of any or all of the Seller’s, the Servicer’s or the Guarantor’s assets;

(f)  promptly upon notice or knowledge of the occurrence of any event (other than a Reportable Event) described in Section 8(n) hereof without regard to its materiality;

(g)  promptly upon notice or knowledge of the occurrence of any material Reportable Event; and

(h)  promptly upon any change in the name or ownership of the Seller, the Servicer or the Guarantor.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.

7.07                        Interest Rate Protection Agreements.  The Seller shall at all times maintain Interest Rate Protection Agreements, having a notional amount not less than 90% of the aggregate outstanding principal balance of all Purchased Loans, with a counterparty acceptable to the Buyer, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.  The Seller shall deliver to the Buyer monthly a written summary of the notional amount of all outstanding Interest Rate Protection Agreements.

7.08                        Reports.  The Seller shall upon request of the Buyer provide the Buyer with a report, which report shall include, among other items, a summary of the Seller’s delinquency and loss experience with respect to mortgage loans serviced by the Seller, any Servicer or any designee of either, plus any such additional reports as the Buyer may reasonably request with respect to the Seller’s or any Servicer’s servicing portfolio or pending originations of mortgage loans.  The Seller shall provide notice upon becoming aware of any material penalties, sanctions or charges levied, or threatened to be levied, against it or any change or threatened change in approval status, or the commencement of any Agency audit (other than an audit conducted for due diligence purposes in the normal course of business by an Agency in accordance with the Agency’s policies) or investigation, or the institution of any action or the threat of institution of any action against Seller by any Agency, HUD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, the Seller.  In addition, upon the request of the Buyer, the Seller shall provide to the Buyer a report specifying the 6-month rolling average rate of rejection by FHA, Fannie Mae or Freddie Mac of sales by the Seller and/or any Subsidiary or Affiliate of the Seller, the 6-month rolling average ratio of sales to Fannie Mae or Freddie Mac to proposed sales by the Seller and/or any Subsidiary or Affiliate of the Seller.

7.09                        Underwriting Guidelines.  Without the prior written consent of the Agent, the Seller shall not originate Mortgage Loans in a manner inconsistent with the Underwriting Guidelines.  The Seller agrees to provide notice to the Buyer and the Agent within three (3) Business Days of any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or the Agent or any mortgage loans that will become Purchased Loans.  The Seller agrees to deliver to the Buyer and the Agent copies of the Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Effective Date.  No material changes to the Underwriting Guidelines shall be effective with respect to any Purchased Loan until Buyer has consented in writing to any such change and, at the request of the Buyer or the Agent, the Seller shall repurchase any Purchase Loan which was originated pursuant to Underwriting Guidelines that were not approved by the Buyer. If the Buyer (or the Agent on behalf of the Buyer) reasonably determines that a change is not acceptable to the Buyer, the Buyer will have no obligation to finance any Mortgage Loans that are originated pursuant to the new Underwriting Guidelines.

(b)           The Seller shall originate Mortgage Loans in a manner which is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws relating to Predatory Lending Practices.

7.10        Transactions with Affiliates.  Neither the Seller nor the Guarantor will enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Repurchase Agreement, (b) in the ordinary course of the Seller’s or the Guarantor’s business and (c) upon fair and reasonable terms no less favorable to the Seller or the Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is prohibited by this Section 7.10 to any Affiliate.  In no event shall the Seller sell to the Buyer hereunder any Purchased Loan acquired by the Seller from an Affiliate of the Seller.

7.11        Limitation on Liens.  The Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items, other than the security interests created under this Repurchase Agreement, and the Seller will defend the right, title and interest of the Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

7.12        Limitation on Guarantees.  Neither the Seller nor the Guarantor shall create, incur, assume or suffer to exist any Guarantees except (i) to the extent reflected in the Seller’s or the Guarantor’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees do not exceed $250,000 in the case of the Seller.

7.13        Limitation on Distributions.  Upon and during the continuance of a Default or Event of Default, the Seller shall not and, upon and during the continuance of an Event of Default the Guarantor shall not, declare or pay any dividends upon any shares of the Seller’s or the Guarantor’s, as applicable, stock now or hereafter outstanding, nor shall the Seller, or the Guarantor set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of the Seller or the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Seller or the Guarantor either directly or indirectly, whether in cash or property or in obligations of the Seller or the Guarantor or any of the Seller’s or the Guarantor’s consolidated Subsidiaries.

7.14        Maintenance of Tangible Net Worth.  The Seller shall not permit its Tangible Net Worth at any time to be less than the sum of (i) $65,000,000 plus (ii) an amount equal to 50% of the aggregate positive Net Income (without deduction for quarterly losses) for the period from the Effective Date through the most recently ended fiscal quarter of the Seller and the Seller shall not permit the Tangible Net Worth of Guarantor at any time to be less than the sum of (i) $400,000,000 plus (ii) an amount equal to 75% of the aggregate net proceeds received by the Guarantor in connection with equity issuances following the Effective Date.

7.15        Maintenance of Ratio of Total Indebtedness to Tangible Net Worth.  The Seller shall not permit the ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than 10:1. The Seller shall not permit the Guarantor’s ratio of Total Indebtedness to Tangible Net Worth at any time to be greater than 3:1.

7.16        Maintenance of Profitability.  The Seller shall not permit Net Income (before income taxes), generated over a consecutive six month period, measured on the last day of each fiscal quarter, to be less than $1.00.

7.17        Servicer; Servicing File.  The Seller shall provide to the Agent on the fifth Business Day of each month a computer readable file containing servicing information, including without limitation those fields specified by the Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Mortgage Loans serviced hereunder by the Seller or any Servicer.  The Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by the Buyer.  The Servicer shall provide to the Agent a Servicer Report with respect to each of the Mortgage Loan serviced by such Servicer on each date that there is a change in the Mortgage Loans then serviced by such Servicer.

7.18        Maintenance of Liquidity.  The Seller shall ensure that, as of the end of each calendar month, it has unencumbered Cash Equivalents in an amount of not less than $7,500,000 and that the Guarantor has unencumbered Cash Equivalents in an amount of not less than $20,000,000.

7.19        Required Filings.  The Seller shall promptly provide the Buyer and the Agent with copies of all documents which the Seller, the Servicer, the Guarantor or any Affiliate of the Seller, the Servicer or the Guarantor is required to file with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder, unless such documents are filed with EDGAR.

7.20        No Adverse Selection.  The Seller has not selected any Purchased Item in a manner so as to adversely affect the Buyer’s interests.

7.21        Massachusetts Subprime Loans, Nevada Subprime Loans and Loans subject to Consent or Other Orders.  If Buyer determines, in its sole discretion, that any Purchased Loan breaches the representation and warranty in Section 6.24 of this Repurchase Agreement (whether or not such breach is material), or if Buyer determines, in its sole discretion, that a Purchased Loan is a Massachusetts Subprime Loan or a Nevada Subprime Loan which suffers from a compliance exception resulting from a systematic or recurring fault in the Seller’s or other originator’s origination practices or violates any consent order or decree or any judicial, regulatory, administrative or other similar judgment order, stipulation, award, writ or injunction applicable to the buyer, then the Seller shall immediately, and in no case later than one (1) Business Day following discovery by, or notice to, Seller of such breach, repurchase such Mortgage Loan at the related Repurchase Price.  The date on which the Seller repurchase such Mortgage Loan will be considered the “Repurchase Date” for such Mortgage Loan.  The Buyer shall provide written notice to the Seller of any consent order or decree or any judicial, regulatory, administrative or other similar judgment, order stipulation, award, writ or injunction applicable to the Buyer.

7.22        [Reserved].

7.23        Agency Approvals.  Should the Seller or the Servicer, for any reason, cease to possess all required and applicable Agency Approvals, or should material notification to the relevant Agency be required, the Seller shall so notify the Buyer immediately in writing.  Notwithstanding the preceding sentence, the Seller shall take all necessary action to maintain all of its (and each Servicer’s) applicable Agency Approvals at all times during the term of this Repurchase Agreement and so long as any Transaction remains outstanding.

7.24        Takeout Commitments; Takeout Assignments.  If requested by the Buyer, each Takeout Commitment (if any) will be duly and validly assigned by the Seller to the Buyer pursuant to a Takeout Assignment.

7.25        Maintenance of Property; Insurance.  The Seller and the Guarantor shall keep all property useful and necessary in its business in good working order and condition.  The Seller and the Servicer shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae and Freddie Mac (as disclosed to the Buyer in writing) and shall not reduce such coverage without the written consent of the Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. The Seller and the Servicer shall maintain endorsements for theft of warehouse lender money and collateral naming the Buyer as a loss payee under its bond coverage or other fidelity insurance and as a direct loss payee/right of action under its bond or other fidelity insurance policy.

7.26        MERS Designated Mortgage Loans.  With respect to each MERS Designated Mortgage Loan, neither the Seller nor the Servicer shall identify, or permit to be identified, any party other than Buyer in the field “warehouse/gestation” on the MERS® system without the express written consent of the Buyer.  The Buyer shall have the right to require the Seller or the Servicer, at the sole cost and expense of the Seller, to deregister each MERS Designated Mortgage Loan from the MERS® system and require MERS to prepare assignments of mortgage as specified by the Buyer.

7.27        Loan Purchase Agreements.  The Seller shall maintain at least one whole loan purchase agreement with at least one third party purchaser or Agency, pursuant to which such third party purchaser or Agency has agreed to purchase Eligible Mortgage Loans from the Seller.  The Seller shall not be in material default under any purchase agreement with any third party purchaser or Agency.  The Seller shall ensure that each Mortgage Loan sold to the Buyer in a Transaction hereunder which is subject to a Takeout Commitment with a third party purchaser is eligible for sale to such third party purchaser or Agency pursuant to the related purchase agreement.

7.28        [Reserved].

7.29        Power of Attorney.  The Seller shall, from time to time at the request of the Buyer, deliver to the Buyer any powers of attorney or other documentation required by the Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to the Buyer in Section 4.04 of this Repurchase Agreement.

7.30        Quality Control.  The Seller and the Servicer shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of (i) its origination activities (including its compliance with all requirements of the Freddie Mac Loan Prospector (LP) or the Fannie Mae DeskTop Underwriting (DU) program, and all applicable laws with respect to unfair and deceptive lending practices and Predatory Lending Practices and (ii) its servicing activities and that ensures that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices and are serviced in accordance with all applicable Agency Guides; guards against dishonest, fraudulent or negligent acts; and guards against errors and omissions by officers, employees or other authorized persons.  The Seller shall notify the Buyer of the results of any such audit or third party audit of the Seller or the Servicer and of any issues or violations of policy which are discovered in connection with such internal quality control program.

7.31        Maintenance of Papers, Records and Files.

(a)  The Seller shall acquire, and the Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan.  The Seller will maintain all such Records not in the possession of Custodian or the Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(b)  The Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (a).  The Seller shall deliver, and shall cause the Servicer to deliver, to the Buyer or its designee updates of such Servicing Records at least monthly.  The Seller will not cause or authorize any Mortgage Loan Documents that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event the Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(c)  For so long as the Buyer has an interest in or lien on any Purchased Loan, the Seller will hold or cause to be held all related Records in trust for the Buyer.  The Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(d)  Upon reasonable advance notice from Custodian or the Buyer, the Seller shall (x) make any and all such Records available to Custodian or the Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of each of the Seller, the Servicer and the Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Seller, the Servicer and the Guarantor with its independent certified public accountants.

7.32        Taxes, Etc.  The Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon the Seller or the Guarantor or upon their income and profits or upon any of their property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  The Seller shall file, and shall cause the Guarantor to file, on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.33        Delivery of Servicing Rights and Servicing Records.  With respect to the Servicing Rights appurtenant to each Purchased Loan, the Buyer shall own, and the Seller shall deliver, such Servicing Rights to the Buyer on the related Purchase Date.  The Seller shall deliver (or cause the related Servicer to deliver) the Servicing Records (including any Agency required records) and the physical and contractual servicing of each Purchased Loan, to the Buyer or its designee upon the termination of the Seller, or Servicer as the servicer pursuant to Section 13.22.  In addition, with respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, the Seller shall deliver (or cause the related Servicer to deliver) such Servicing Records and, to the extent applicable, the servicing to the Buyer or its designee within thirty (30) days of the earlier of (i) the termination of the Seller, or Servicer as the servicer, respectively, of the Purchased Loans and (ii) the related Purchase Date for each such Purchased Loan (the “Servicing Delivery Requirement”).  Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Purchased Loan on each Repurchase Date on which such Purchased Loan is repurchased by the Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new 30 day Servicing Delivery Requirement will be deemed to commence for such Purchased Loans as of such Repurchase Date in the absence of directions to the contrary from the Buyer.  Further, the Servicing Delivery Requirement will no longer apply to any Purchased Loan that is repurchased in full by the Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction.  The Seller’s, or Servicer’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

7.34        MERS.  The Seller and the Servicer are members of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.

7.35        Maintenance of Financial Covenants.  The Seller and the Buyer each agree that, to the extent that the Seller is obligated under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility (whether now in effect or in effect at any time during the term of this Repurchase Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in this Repurchase Agreement and such comparable provision is more restrictive to the Seller or the Guarantor or otherwise more favorable to the related lender or buyer thereunder than the parallel provision hereunder, or is in addition to any financial covenant set forth in this Repurchase Agreement, then such provision shall, with no further action required on the part of either the Seller or the Buyer, automatically become a part hereof and be incorporated herein, and the Seller hereby covenants to maintain, or cause to be maintained, compliance with such comparable or additional provision at all times throughout the term of this Repurchase Agreement; provided, however, that Seller’s obligation to comply with such provision shall terminate to the extent such provision is no longer in effect under the other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility.  The Seller agrees to promptly notify the Buyer of the execution of any agreement or other document that would cause the provisions of this Section 7.35 to become effective. The Seller and the Buyer further agree to execute and deliver any new guaranties, agreements or amendments to this Repurchase Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.

7.36        FHA/VA/RHS Loans.  The Seller will maintain the FHA insurance on any FHA Loan, the Rural Housing Service Guaranty on any RHS Loan and the VA guaranty on any VA Loan, including without limitation, the payment of any premium owed thereunder.  The Seller shall make, or cause to be made, all advances and other payments and provide all such reports and notices as are required under the FHA Regulations, Rural Housing Service Regulations or VA Regulations, as applicable, and otherwise take all actions necessary to maintain and keep in full force and effect, during the term of this Agreement, the FHA Insurance Contract, Rural Housing Service Guaranty or VA Guaranty Agreement, as applicable, including providing any notices required to be delivered to the FHA, RHS or the VA, as the case may be, in connection with the servicing of the Mortgage Loans pursuant hereto.

7.37        REIT Status; Publicly Traded Company.  Seller shall cause Guarantor to maintain its REIT Status at all times and to maintain its status as a publicly traded company.

Section 8.              Events of Default  Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)  the Seller shall default in the payment of any Repurchase Price or Price Differential on any Transaction when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment or repurchase); or

(b)  the Seller, the Servicer or the Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

(c)  any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by the Seller, the Servicer or the Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Section 6.24 (unless such Purchased Loan is not repurchased within two (2) Business Days of discovery of such breach of Section 6.24), the last two sentences of Section 6.28 or Schedule 1, which shall be considered solely for the purpose of determining the Recognized Value of the Purchased Loans; unless (i) the Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d)  the Seller, the Servicer or the Guarantor, as applicable, shall fail to comply with the requirements of Section 7.03(a), Section 7.04, Section 7.05, Section 7.06, any of Sections 7.10 through 7.16, Section 7.18, any of Sections 7.20 through 7.23, Section 7.25 (other than the first sentence of such Section 7.25), Section 7.30, Section 7.32, Section 7.33, Section 7.35 or Section 7.37 hereof; or the Seller shall otherwise fail to comply with the requirements of Section 7.29 or Section 7.36 hereof and such default shall continue unremedied for a period of one (1) Business Day; or the Seller shall otherwise fail to comply with the requirements of Section 7.09, Section 7.26 or Section 7.31 hereof and such default shall continue unremedied for a period of three (3) Business Days; or the Seller shall otherwise fail to comply with the requirements of Section 7.17, Section 7.19, Section 7.24, the first sentence of Section 7.25, Section 7.27, or Section 7.34 hereof and such default shall continue unremedied for a period of five (5) Business Days; or the Seller, the Servicer or the Guarantor, as applicable, shall fail to comply with the requirements of Section 7.01, Section 7.02, Section 7.03(b), (c), (d), (e), and (f), or Section 7.07 and such default or failure shall continue unremedied for a period of seven (7) Business Days; or the Seller, the Servicer or the Guarantor, as applicable, shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement or any other Repurchase Document and such default or failure to observe or perform shall continue unremedied for a period of seven (7) Business Days; or

(e)  a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Seller or the Guarantor or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or the Guarantor or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)  the Seller, the Servicer or the Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(g)  the Seller, the Servicer or the Guarantor or any of their Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii)

make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h)  a proceeding or case shall be commenced, without the application or consent of the Seller, the Servicer or the Guarantor or any of their Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Seller, the Servicer or the Guarantor or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of the Seller, the Servicer or the Guarantor or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or an order for relief against the Seller, the Servicer or the Guarantor or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code; or

(i)  the Custodial Agreement or any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Seller; or

(j)  the Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of the Buyer, or shall be Liens in favor of any Person other than the Buyer; or

(k)  the Seller or the Guarantor or any of their Affiliates shall be in default under, or fail to perform as required under, any note, indenture, repurchase agreement, loan and security agreement, credit facility, guaranty, swap agreement or any other contract to which it is a party, including, without limitation, any MS Indebtedness, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations or permits the prepayment of any indebtedness thereunder, in either case, in excess of $250,000 by any other party to or beneficiary of such note, indenture, repurchase agreement, guaranty, swap agreement or other contract; or

(l)  any materially adverse change in the Property, business, financial condition or prospects of the Seller or the Guarantor or any of their Affiliates shall occur, in each case as determined by the Buyer in its sole discretion, or any other condition shall exist which, in the Buyer’s sole discretion, constitutes a material impairment of the Seller’s or the Guarantor’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document;

(m) [Reserved]; or

(n)  the discovery by the Buyer of a condition or event which existed at or prior to the execution hereof and which the Buyer, in its sole discretion, determines materially and adversely affects: (i) the condition (financial or otherwise) of the Seller or the Guarantor, or any of their Subsidiaries or Affiliates; or (ii) the ability of either the Seller, the Servicer or the Guarantor, or the Buyer to fulfill its respective obligations under this Repurchase Agreement or any other Repurchase Document; or

(o)  (1) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Seller or the Guarantor or any of their Subsidiaries or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event of condition, together with all other such events or conditions, if any, is likely to subject the Seller or the Guarantor or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Seller or the Guarantor or any of their Subsidiaries; or

(p)  the Electronic Tracking Agreement shall for whatever reason be terminated or cease to be in full force and effect and the Buyer shall not have received an Assignment of Mortgage with respect to each MERS Designated Mortgage Loan identified by the Buyer, in blank, in recordable form, but unrecorded; or

(q)  a Change of Control of the Seller or the Guarantor shall have occurred without the prior consent of the Buyer or a material change in the management of the Seller shall have occurred which has not been approved by the Buyer; or

(r)  the Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of the Seller, the Servicer or the Guarantor (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon the Seller, the Servicer or the Guarantor by any third party investors (including any Agency)) and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

(s)  the Seller or the Guarantor or any their Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between the Seller or such other entity, on the one hand, and the Buyer or any of the Buyer’s Affiliates on the other; or

(t)  the Seller’s or the Servicer’s membership in MERS is terminated for any reason; or

(u)  Servicer’s servicer rating assigned by at least one nationally recognized rating agency is lower by two or more ratings than the Servicer’s servicer rating in effect as of the date hereof; or

(v)  a material default of the Servicer shall have occurred under any Servicing Agreement; or

(w)  the aggregate amount of all repurchase and indemnity obligations of the Seller to its third party investors (including any Agency) exceeds 30% of the Seller’s Liquidity; or

(x)  the Seller or any Servicer receives a notice of denial from any Agency or any Agency terminates, revokes or suspends such entity’s approval to sell and service loans to such Agency (including but not limited to its approval to use DU or LP to underwrite mortgage loans); or

(y)  the Seller or the Servicer, as applicable, shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by (i) Ginnie Mae as an approved issuer, (ii) HUD, pursuant to Sections 203 and 211 of the National Housing Act, (iii) the FHA, as an FHA Approved Mortgagee or servicer, (iv) the VA as a VA Approved Lender or servicer, or (v) Fannie Mae, Freddie Mac or RHS as an approved seller, servicer or lender; or

(z)  any Agency shall at any time cease to accept delivery of any loan or loans from the Seller under any program or notifies the Seller that any such Agency shall cease accepting loan deliveries from the Seller; or

(aa)         all or a portion of the Seller’s or the Servicer’s servicing portfolio consisting of Fannie Mae or Freddie Mac loans is seized or the servicing of all or a portion of such loans is otherwise transferred away from the Seller; or

(bb)         if applicable, the Servicer’s FHA servicing eligibility is suspended, revoked or becomes subject to an investigation by the FHA; or

(cc)         if applicable, the Seller’s status as an FHA Approved Mortgagee is suspended, revoked or becomes subject to an investigation by the FHA; or

(dd)         if applicable, the Seller’s status as an VA Approved Lender is suspended, revoked or becomes subject to an investigation by the VA; or

(ee)         if applicable, the Seller’s status as a Rural Housing Service Approved Lender is suspended, rescinded, halted, eliminated, withdrawn, annulled, released, voided, revoked or otherwise terminated or becomes subject to an investigation by RHS; or

(ff)                              The 6-month rolling average rate of rejection by the FHA of insurance claims by the Seller and/or any Subsidiary or Affiliate of the Seller exceeds 5% (by number of loans or unpaid principal balance) of claims submitted by the Seller and/or any Subsidiary or Affiliate of the Seller (“Rejected Insurance Trigger”) and the Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of the Buyer’s request for such repurchase following the occurrence of any Rejected Insurance Trigger; or

(gg)                            The 6-month rolling average ratio of reimbursement by the FHA to claims submitted by the Seller and/or any Subsidiary or Affiliate of the Seller is less than 90% of the proceeds Seller and/or any Subsidiary or Affiliate of Seller is entitled to (“Reimbursement Trigger”) and the Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of the Buyer’s request for such repurchase following the occurrence of any Reimbursement Trigger; or

(hh)                          The 6-month rolling average rate of rejection by Fannie Mae or Freddie Mac of sales by the Seller and/or any Subsidiary or Affiliate of the Seller exceeds 5% (by number of loans or unpaid principal balance) of proposed sales by the Seller and/or any Subsidiary or Affiliate of the Seller (“Rejected Sales Trigger”) and the Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of the Buyer’s request for such repurchase following the occurrence of any Rejected Sales Trigger; or

(ii)                                  The 6-month rolling average ratio of sales to Fannie Mae or Freddie Mac to proposed sales by the Seller and/or any Subsidiary or Affiliate of the Seller is less than 90% (“Sales Ratio Trigger”) and the Seller has failed to repurchase all Purchased Loans hereunder within five (5) days of the Buyer’s request for such repurchase following the occurrence of any Sales Ratio Trigger; or

(jj)                                The “compare ratio” assigned to the Seller by FHA under its “Neighborhood Watch” program is greater than 150%; provided, however, that the Buyer may, by providing prior written notice to the Seller in the Buyer’s sole discretion, adopt a different threshold for such ratio or other statistic based upon the adoption by FHA of any change in the methodology under such program, and in such event, there shall be an Event of Default hereunder if the “compare ratio” or such other statistic assigned to the Seller by FHA is less favorable than such threshold adopted by the Buyer;

(kk)                          to the extent the Seller has “delegated lender insurance authority” from HUD as of the date hereof, such authority shall be revoked or suspended at any time by HUD; or

(ll)                                  Guarantor shall fail at any time to maintain its REIT Status or be a publicly traded company or shall fail to satisfy all of the conditions set forth in Section 856(c)(2), (3) and (4) of the Code and any Treasury Regulations promulgated thereunder.

Section 9.                                           Remedies Upon Default.

(a)  An Event of Default shall be deemed to be continuing unless expressly waived in writing by the Buyer.  Upon the occurrence and during the continuance of one or more Events of Default hereunder, the Buyer’s obligation to enter into any additional Transactions hereunder shall automatically terminate without further action by any Person.  Upon the occurrence and during the continuance of one or more Events of Default other than those referred to in

Section 8(g) or (h), the Buyer may immediately declare the Repurchase Price of the Transactions then outstanding to be immediately due and payable, together with all Price Differential thereon and fees and expenses accruing under this Repurchase Agreement.  Upon the occurrence and during the continuance of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person.  Upon such declaration or such automatic acceleration, the balance then outstanding shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Seller.

(b)  Upon the occurrence and during the continuance of one or more Events of Default and if the Buyer shall have exercised its rights to accelerate or an automatic acceleration shall have occurred pursuant to Section 9(a) hereof, the Buyer shall have the right to obtain physical possession of, for the benefit of the Buyer, the Servicing Records and all other files of the Seller or the Servicer relating to the Purchased Items and all documents relating to the Purchased Items which are then or may thereafter come in to the possession of the Seller, the Servicer or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request.  The Buyer shall be entitled to specific performance of all agreements of the Seller contained in this Repurchase Agreement.

Section 10.                                    No Duty of The Buyer.  The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers.  The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.                                    Reserved.

Section 12.                                    The Agent.

12.01                 Appointment.  The Buyer hereby irrevocably designates and appoints Morgan Stanley Mortgage Capital Holdings LLC as its Agent under this Repurchase Agreement and the other Repurchase Documents, and the Buyer irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Repurchase Agreement and the other Repurchase Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Repurchase Agreement and the other Repurchase Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Repurchase Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Repurchase Agreement or any other Repurchase Document or otherwise exist against the Agent.  The provisions of this Section 12 are solely for the benefit of the Agent and the Buyer, and the Seller shall not have rights as a third party beneficiary of any of such provisions.

12.02                 Duties of Agent.  In accordance with the terms of this Agreement, the Agent shall:

(a)  upon receipt of a Transaction Request pursuant to and in accordance with Section 2.02, promptly transmit such Transaction Request to the Buyer and, upon approval by and at the instruction of the Buyer, enter into the Transactions and purchase the applicable Loans on the Buyer’s behalf;

(b)  upon receipt of a Confirmation from the Buyer pursuant to and in accordance with Section 2.02(d), promptly transmit such Confirmation to the Seller; and

(c)  upon receipt of any payments of Repurchase Price and other amounts to be paid by the Seller or any other party under the Repurchase Agreement or the other Repurchase Documents, promptly deliver such payments to the Buyer at the following account (or such other account of which the Buyer may from time to time notify the Agent pursuant to Section 12.06): Account No. 30463591, Citibank, N.A., ABA No. 021-000-089, Attn: Whole Loans, Ref: PennyMac.

12.03                 Delegation of Duties.  The Agent may execute any of its duties under this Repurchase Agreement and the other Repurchase Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.04                 Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Repurchase Agreement or any other Repurchase Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to the Buyer for any recitals, statements, representations or warranties made by the Seller or any officer thereof contained in this Repurchase Agreement or any other Repurchase Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Repurchase Agreement or any other Repurchase Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Repurchase Agreement or any other Repurchase Document or for any failure of the Seller to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to the Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Repurchase Agreement or any other Repurchase Document, or to inspect the properties, books or records of the Seller.

12.05                 Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Agent.  As between the Agent and the Buyer, the Agent shall be fully justified in failing or refusing to take any action under this Repurchase Agreement or any other Repurchase Document unless it shall first receive such advice or concurrence of the Buyer as it deems appropriate or it shall first be indemnified to its satisfaction by the Buyer against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  As between the Agent and the Buyer, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Repurchase Agreement and the other Repurchase Documents in accordance with a request of the Buyer, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Buyer and all future holders of the Purchased Loans.

12.06                 Notices.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from the Buyer or the Seller referring to this Repurchase Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Buyer.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Buyer; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Buyer.  The Seller hereby acknowledges that all notices and other communications required to be delivered by the Seller to the Agent will not be valid if delivered solely to the Buyer; such notices and communications must be delivered as required herein.  Notices that are be delivered to Agent shall be delivered to 1585 Broadway, New York, New York 10036, Attention: SPG Mortgage Finance, Facsimile No.: 212-761-0093, Telephone No.: 212-761-4480.

12.07                 Non Reliance by Buyer.  The Buyer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Agent to the Buyer.  The Buyer represents to the Agent that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Seller and made its own decision to enter into Transactions and enter into this Repurchase Agreement.  The Buyer also represents that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Repurchase Agreement and the other Repurchase Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Seller.  Except for notices, reports and other documents expressly required to be furnished by the Seller to the Agent hereunder or under the other Repurchase Documents, which the Agent must distribute promptly to the Buyer, the Agent shall not have any duty or responsibility to provide the Buyer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Seller which may come into the possession of the Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.

12.08                 Indemnification.  The Buyer agrees to indemnify the Agent (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Repurchase Price) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Transactions, this Repurchase Agreement, any of the other Repurchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that the Buyer shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.  The agreements in this Section 12.08 shall survive the payment of the Repurchase Prices and all other amounts payable hereunder.

12.09                 Successor Agent.  The Agent may resign as Agent upon thirty (30) calendar days’ notice to the Buyer and the Seller.  If the Agent shall resign as Agent under this Repurchase Agreement and the other Repurchase Documents, then the Buyer shall appoint a successor Agent, which successor Agent shall be approved by the Seller (unless an Event of Default has occurred and is continuing), and any such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Repurchase Agreement or any holders of the Purchased Loans.  If no successor Agent has been appointed and shall have accepted such appointment within thirty (30) calendar days after the retiring Agent’s giving notice of its resignation, then the retiring Agent, on behalf of the Buyer, may appoint an Agent which shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Seller.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Repurchase Agreement and the other Repurchase Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Repurchase Agreement and the other Repurchase Documents.

Section 13.                                    Miscellaneous.

13.01                 Delay Not Waiver; Remedies Are Cumulative.  No failure on the part of the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) of any right, power or remedy under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Repurchase Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) to exercise any of its rights under any other related document.  The Buyer and the Agent (or the Buyer or the Agent, as the case may be) may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

13.02                 Notices.  Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telex or facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 7.01 shall simultaneously be delivered to Credit Department, Morgan Stanley, 1585 Broadway, New York, New York 10036 Attention: SPG Mortgage Finance.  Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

13.03                 Use of Employee Plan Assets.  No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

13.04                 Indemnification and Expenses.

(a)  The Seller agrees to hold the Buyer and the Agent (or the Buyer or the Agent, as the case may be) and each of its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby (including, without limitation, any Takeout Proceeds Identification Letter), that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and Predatory Lending Practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.

(b)  In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller.  The Seller also agrees to reimburse an Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel as and when billed by such Indemnified Party.

(c)  The Seller agrees to pay as and when billed by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) all of the out-of-pocket costs and expenses incurred by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith.  The Seller agrees to pay as and when billed by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) with respect to Purchased Items under this Repurchase Agreement, including, but not limited to, those costs and expenses incurred by the Buyer pursuant to Sections 13.04(a), 13.06 and 13.23 hereof. The Seller also agrees not to assert any claim against the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Repurchase Documents, the actual or proposed use of the proceeds of the Transactions, this Repurchase Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(d)  If the Seller fails to pay when due any costs, expenses or other amounts payable by it under this Repurchase Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) (including without limitation by the Buyer netting such amount from the proceeds of any Purchase Price paid by the Buyer to the Seller hereunder), in its sole discretion and the Seller shall remain liable for any such payments by the Buyer.  No such payment by the Buyer shall be deemed a waiver of any of the Buyer’s rights under the Repurchase Documents.

(e)  Without prejudice to the survival of any other agreement of the Seller hereunder, the covenants and obligations of the Seller contained in this Section 13.04 shall survive the termination of this Repurchase Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by the Buyer against full payment therefor.

13.05                 Waiver of Redemption and Deficiency Rights. The Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon the Buyer, the Agent or Custodian contained in the Repurchase Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

13.06                 Reimbursement.  All sums reasonably expended by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) in connection with the exercise of any right or remedy provided for herein shall be and remain the Seller’s obligation (unless and to the extent that the Seller is the prevailing party in any dispute, claim or action relating thereto).  The Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by the Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Repurchase Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by the Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

13.07                 Termination. This Repurchase Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect the Seller’s outstanding obligations to the Buyer at the time of such termination.  The Seller’s obligations under Section 3.03, Section 4.12, Section 6, Section 7, Section 13.04 and Section 13.06 and any other reimbursement or indemnity obligation of the Seller to the Buyer pursuant to this Repurchase Agreement or any other Repurchase Documents shall survive the termination hereof.

13.08                 Severability.  If any provision of any Repurchase Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Repurchase Documents, and each Repurchase Document shall be enforced to the fullest extent permitted by law.

13.09                 Amendments and Waivers.

Except as otherwise expressly provided in this Repurchase Agreement, any provision of this Repurchase Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Seller, the Buyer and the Agent and any provision of this Repurchase Agreement may be waived by the Buyer; provided, that any waiver, amendment, supplement or modification shall apply to the Buyer and shall be binding upon the Seller, the Buyer, the Agent and their respective permitted successors and assigns and, in the case of any waiver, the Seller, the Buyer and the Agent shall be restored to their former positions and rights hereunder and under the other Repurchase Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.10                 Assignments and Participations.  (a) The Buyer may assign to one or more Persons all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that the parties to each such assignment shall execute and deliver an Assignment and Acceptance substantially in the form of Exhibit J, with appropriate completions (an “Assignment and Acceptance”).

(b)  Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Buyer hereunder, and (ii) the Buyer assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Repurchase Agreement.

(c)  The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under and in respect of this Repurchase Agreement and the other Repurchase Documents.  Notwithstanding the terms of Section 3.03, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 3.03 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

(d)  The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.10, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that, any actual assignment or participation shall be subject to an executed confidentiality agreement.

(e)  The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement (including, without limitation, the Repurchase Obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning the Buyer from its obligations hereunder.

(f)  Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Buyer may assign all or any portion of its rights and obligations hereunder to any Person, provided that upon the effective date of such assignment such Person shall become a party hereto and the Buyer hereunder and shall be (A) entitled to all the rights, benefits and privileges accorded the Buyer under the Repurchase Documents, and (B) subject to all the duties and obligations of the Buyer under the Repurchase Documents.

13.11                 Successors and Assigns.  This Repurchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Seller may not assign any of its rights or obligations hereunder without the prior written consent of the Buyer.

13.12                 Survival.  The obligations of the Seller under Sections 3.03 and 12.04 hereof shall survive the payment of the Repurchase Obligations relating to all Transactions and the termination of this Repurchase Agreement.  In addition, each representation and warranty made or deemed to be made by a request for a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of making any Transaction, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was made.

13.13                 Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

13.14                 Counterparts.  This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

13.15                 Governing Law; Repurchase Agreement Constitutes Security Agreement.  This Repurchase Agreement and any claim, controversy or dispute arising under or related to or in connection with this Repurchase Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

13.16                 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

13.17                 Electronic Signatures.  The parties agree that this Repurchase Agreement, any documents to be delivered pursuant to this Repurchase Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.  Each party shall send to the other original signatures for any document that is transmitted by e-mail and/or by facsimile

13.18                 Submission To Jurisdiction; Waivers.  The Seller hereby irrevocably and unconditionally:

(A)                               SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND

ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

13.19                 WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EACH OF THE SELLER, THE AGENT AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.20                 Acknowledgments.  The Seller hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(b)  the Buyer and the Agent have no fiduciary relationship to the Seller, and the relationship between the Seller, on the one hand, and the Buyer, on the other hand, is solely that of the Seller and the Buyer (and Agent of the Buyer, as applicable); and

(c)  no joint venture exists between the Buyer (including the Agent) and the Seller.

13.21                 Hypothecation or Pledge of Purchased Items.  The Buyer, shall have free and unrestricted use of all of the Purchased Items and nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items.  Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Items delivered to the Buyer by the Seller.

13.22                 Servicing.

(a)  The Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) thirty (30) days after the last Purchase Date of such Purchased Loan, (iii) the date on which all the Repurchase Obligations have been paid in full or (iv) the transfer of servicing approved by the Seller. Upon any such termination, Seller shall comply with the requirements set forth in Section 7.31 as to the delivery of the Servicing Records and the physical servicing of each Purchased Loan.

(b)  During the period the Seller or Servicer is servicing the Purchased Loans, (i) the Seller agrees that the Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans (the “Servicing Records”), and (ii) the Seller grants the Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 13.22 and any other obligation of the Seller to the Buyer.  At all times during the term of this Repurchase Agreement, the Seller covenants to hold such Servicing Records in trust for the Buyer and to safeguard, or cause each Servicer to safeguard, such Servicing Records and to deliver them, or cause any such Servicer to deliver them to the extent permitted under the related Servicing Agreement promptly to the Buyer or its designee (including Custodian) at the Buyer’s request or otherwise as required by operation of Section 7.31 hereof.  It is understood and agreed by the parties that prior to an Event of Default, the Seller, as servicer shall retain the servicing fees with respect to the Purchased Loans.

(c)  If the Purchased Loans are, at any time during the term of this Repurchase Agreement, serviced by PennyMac Loan Services, LLC or a third party servicer (PennyMac Loan Services, LLC or such third party servicer, the “Servicer”), such Servicer must be acceptable to RHS, Fannie Mae, Freddie Mac, FHA or VA, as applicable, and each Seller (i) shall provide a copy of the servicing agreement to the Buyer, which shall be in form and substance acceptable to the Buyer (the “Servicing Agreement”), and (ii) shall provide a Servicer Notice and Agreement to the Servicer substantially in the form of Exhibit G hereto (a “Servicer Notice and Agreement”) and shall cause the Servicer to acknowledge and agree to the same.  Any successor or assignee of a Servicer shall be approved in writing by the Buyer and shall acknowledge and agree to a Servicer Notice and Agreement prior to such successor’s assumption of servicing obligations with respect to the Mortgage Loans. Any transfer of servicing of Mortgage Loans to any Servicer in accordance with this Section 13.22(c), shall be subject to the Buyer’s ownership and security interest in the Servicing Rights, (including, without limitation, the security interest created under Section 4.01(b)), the Buyer’s security interest in any payments received or to be received by the Seller in connection with such transfer or to any payments of any kind with respect to the Mortgage Loans being serviced by the Servicer and such transfer shall be subject to the Buyer’s right to terminate the Servicing Agreement with such transferee and to cause such transferee to transfer the servicing rights to the Buyer’s designee, in each case as more particularly set forth in this Section 13.22(c).

(d)  If the Servicer of the Purchased Loans is the Seller or the Servicer is an Affiliate of the Seller, the Seller shall provide to the Buyer a letter from the Seller or the Servicer, as the case may be, to the effect that upon the occurrence of an Event of Default, the Buyer may terminate any Servicing Agreement and in any event transfer servicing to the Buyer’s designee, at no cost or expense to the Buyer, it being agreed that the Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Buyer.

(e)  In addition to the rights provided in Section 13.22(a), the Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate the Seller or any Servicers as servicer, respectively, of any Purchased Loans and any related Servicing Agreement.  Upon any such termination, the Seller shall transfer or shall cause Servicer to transfer such servicing with respect to such Purchased Loans to the Buyer or its designee, at no cost or expense to the Buyer.  The Seller agrees to cooperate with the Buyer in connection with the transfer of servicing.

(f)  After the Purchase Date for any Purchased Loan, until such Purchased Loan is repurchased by the Seller and possession thereof is relinquished by the Custodian, the Seller will have no right to modify or alter the terms of such Purchased Loan and the Seller will have no obligation or right to repossess such Purchased Loan or substitute another Purchased Loan, except as provided in the Custodial Agreement.

(g)  In the event the Seller or its Affiliate is servicing the Purchased Loans, the Seller shall permit the Buyer from time to time to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller or its Affiliate, as the case may be, has the ability to service the Purchased Loans as provided in this Repurchase Agreement; provided that, prior to a Default or Event of Default, such inspection shall be subject to prior reasonable notice and shall be conducted during normal business hours.

(h)  The Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to the Seller’s or the Servicer’s servicing facilities at any time.  The Seller shall cooperate with the Buyer and/or its designees to provide access to the Seller’s or the Servicer’s servicing facilities including without limitation its books and records with respect to the Seller’s or the Servicer’s servicing portfolio and the Purchased Loans.  In addition to the foregoing, the Seller shall permit the Buyer, or cause the Servicer to permit the Buyer, to inspect upon reasonable prior written notice at a mutually convenient time, the Seller’s, the Servicer’s or their Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller, the Servicer or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.  In addition, with respect to any Servicer which is not an Affiliate of the Seller, the Seller shall use its best efforts to enable the Buyer to inspect the servicing facilities of such Servicer and to cause such Servicer to cooperate with the Buyer and/or its designees in connection with any due diligence performed by the Buyer and/or such designees in accordance with this Section 13.22(h).  The Seller and the Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by the Buyer in connection with any due diligence or inspection performed pursuant to this Section 13.22(h) shall be paid by the Buyer.

13.23                 Periodic Due Diligence Review.

(a)  Purchased Loans.  The Seller acknowledges that the Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans and the manner in which they were originated, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that, unless a Default has occurred (in which case no notice is required), upon reasonable (but, prior to a Default or Event of Default, no less than three (3) Business Days’) prior notice to the Seller, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Files in the possession or under the control of the Seller and/or the Custodian.  The Seller also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans.  Without limiting the generality of the foregoing, the Seller acknowledges that the Buyer may make Transactions to the Seller based solely upon the information provided by the Seller to the Buyer in the Mortgage Loan Data File and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans relating to such Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan.  The Buyer may underwrite such Purchased Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  The Seller agrees to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller.

(b)  The Seller, the Servicer and the Guarantor.  The Seller acknowledges that the Buyer has the right to perform periodic due diligence reviews of the Seller’s, the Servicer’s and the Guarantor’s operations, including, but not limited to, a review of (1) the financial condition of the Seller, the Servicer or the Guarantor, (2) loan origination and servicing guidelines, and (3) other corporate due diligence matters at the discretion of the Buyer. In connection therewith, the Seller agrees that upon reasonable (but no less than two (2) Business Day’s) prior notice to the Seller (provided, that if a Default has occurred and is continuing, no such notice shall be required), the Buyer or its authorized representatives will be permitted, and the Seller shall cause the Servicer and the Guarantor to permit Buyer or its authorized representatives, during normal business hours to examine, inspect, and make copies and extracts of all documents, records, agreements, instruments or information relating to the Seller, the Servicer or the Guarantor which are in possession or under the control of the Seller, as the Buyer may reasonably request. The Seller shall also make available to the Buyer, and cause the Servicer and the Guarantor to make available to the Buyer, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the financial condition of the Seller, the Servicer and the Guarantor and make available to the Buyer an officer of the Seller, the Servicer or the Guarantor for the purpose of answering questions respecting other corporate due diligence matters.

(c)  Fees and Expenses.  The Seller further agrees that the Seller shall reimburse the Buyer for any and all out-of-pocket costs and expenses incurred by the Buyer in connection with their activities pursuant to this Section 13.23 as and when billed by the Buyer.

13.24                 [Reserved].

13.25                 Set-Off. The Seller hereby acknowledges, admits and agrees that the Seller’s obligations under this Repurchase Agreement are recourse obligations of the Seller to which the Seller pledges its full faith and credit.  In addition to any rights and remedies of the Buyer and the Agent (or the Buyer or the Agent, as the case may be) provided by this Repurchase Agreement and by law, the Buyer and the Agent (or the Buyer or the Agent, as the case may be) shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer and the Agent (or the Buyer or the Agent, as the case may be) or any Affiliate thereof to or for the credit or the account of the Seller under the Repurchase Agreement or any other agreement between the Seller and its Affiliates and the Buyer and its Affiliates.  The Buyer and the Agent (or the Buyer or the Agent, as the case may be) agree promptly to notify the Seller after any such set-off and application made by the Buyer and the Agent (or the Buyer or the Agent, as the case may be); provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.26                 Single Agreement. The Seller, the Agent and the Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, the Seller, the Agent and the Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.27                 Intent.

(a)  The Seller and the Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of Title 11 of the USC, a “securities contract” as that term is defined in Section 741(7)(A)(i) of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the USC, and that the pledge of the Related Credit Enhancement in Section 4.01(c) hereof is intended to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Repurchase Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x) of Title 11 of the USC.

(b)  It is understood that the Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Repurchase Agreement or otherwise exercise any other remedies pursuant to Section 9 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

(c)  The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

(d)  It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

13.28                 Confidentiality.

(a)  The Repurchase Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to the Buyer and the Agent (or the Buyer or the Agent, as the case may be) and shall be held by the Seller in strict confidence and shall not be disclosed to any third party without the consent of the Buyer and the Agent (or the Buyer or the Agent, as the case may be) except for (i) disclosure to the Seller’s Affiliates, directors, attorneys, agents or accountants (the “Representatives”), provided that the Seller shall (A) inform each of its Representatives receiving any Repurchase Documents of the confidential nature of the Repurchase Documents, (B) direct its Representatives to treat the Repurchase Documents confidentially, and (C) be responsible for any improper use of the Repurchase Documents by the Seller or its Representatives or (ii) upon prior written notice to the Buyer and the Agent (or the Buyer or the Agent, as the case may be), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to the Buyer and the Agent (or the Buyer or the Agent, as the case may be), disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), the Seller shall provide the Buyer and the Agent (or the Buyer or the Agent, as the case may be) with prior written notice to permit Buyer and the Agent (or the Buyer or the Agent, as the case may be) to seek a protective order to take other appropriate action; provided further that in the case of (iv), the Seller shall not file any of the Repurchase Documents other than the Repurchase Agreement and the Guaranty with the SEC or state securities office unless the Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the Buyer.  The Seller shall cooperate in the Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Repurchase Documents.  If, in the absence of a protective order, the Seller or any of its Representatives is compelled as a matter of law to disclose any such information, the Seller may disclose to the party compelling disclosure only the part of the Repurchase Documents as is required by law to be disclosed (in which case, prior to such disclosure, the Seller shall advise and consult with the Buyer and its counsel as to such disclosure and the nature and wording of such disclosure) and the Seller shall use its reasonable best efforts to obtain confidential treatment therefor. The Buyer and the Agent acknowledge that this Repurchase Agreement may be filed with the SEC; provided that, the Seller shall redact any pricing and other confidential provisions, including, without limitation, the amount of any fees, Commitment Fee, Non-Utilization Fee, Applicable Pricing Spread and Applicable Purchase Rate from such filed Agreement.

(b)  The Seller and the Buyer shall, with respect to all Mortgage Loans, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB”) and any applicable state and local privacy laws pursuant to the GLB for financial institutions and applicable state and local privacy laws.  The Seller agrees to hold the Buyer and each of its Affiliates (other than any Excluded Affiliate) and their officers, directors and employees (each a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of the Seller’s violation of the GLB or any applicable state or local privacy laws with respect to the Mortgage Loans.

13.29                 Entire Agreement.  This Repurchase Agreement and the other Repurchase Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto. This Repurchase Agreement and the other Repurchase Documents represent the agreement of the Buyer, the Agent and the Seller with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Buyer or the Agent relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Repurchase Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Repurchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLER

PENNYMAC CORP.

By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Managing Director and Treasurer

Address for Notices:

6101 Condor Drive
Moorpark, California 93021
Attention: Pamela Marsh/Michael Wong
Telephone: (866) 608-8158/(818) 224-7055
E-mail: Pamela.marsh@pnmac.com Michael.wong@pnmac.com

BUYER

MORGAN STANLEY BANK, N.A.

By:	/s/ Geoffrey Kott
	Name:	Geoffrey Kott
	Title:	Authorized Signatory

Address for Notices:
1585 Broadway
New York, New York 10036
Attention: SPG Mortgage Finance
Facsimile No.: 212-761-0093
Telephone No.: 212-761-4480
E-mail:

AGENT

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

By:	/s/ Christopher Schmidt
	Name:	Christopher Schmidt
	Title:	Vice President

Address for Notices:
1585 Broadway
New York, New York 10036
Attention: SPG Mortgage Finance
Facsimile No.: 212-761-0093
Telephone No.: 212-761-4480
E-mail: